                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-69763


PROSPECTUS

                                 740,741 SHARES

                    (GEORGIA CAROLINA BANCSHARES, INC. LOGO)

                                  COMMON STOCK

     This is a public offering by Georgia-Carolina Bancshares, Inc. of its common stock. This offering is an "any and all" best efforts offering. An "any and all" best efforts offering means that we will use our best efforts to sell the stock offered by this prospectus but that we are not required to sell a particular amount of shares in order to complete the offering. Further, because there are no escrow arrangements in this offering, money we receive for shares will be deposited directly with us and will be immediately available for our use.

     Shares in this offering will be sold by our directors and executive officers, who will not receive commissions for any sales they make. In order to purchase shares in this offering, you must purchase at least 100 shares. We may, at our option, extend this offering until January 20, 2000, without giving you notice. In addition, we may reject all or part of any subscription to purchase shares of common stock for any reason.

     There is no established public trading market for our common stock. We expect that quotations for our Common Stock will be reported on the Nasdaq OTC Bulletin Board under the symbol "GCBI."

     WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                          PER SHARE                     MAXIMUM
----------------------------------------------------------------------------------------------------------
Price to Public.................................            $13.50                    $10,000,004
----------------------------------------------------------------------------------------------------------
Underwriting Discounts and Commissions..........              $0                           $0
----------------------------------------------------------------------------------------------------------
Proceeds to the Company.........................            $13.50                    $10,000,004
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE NOTE THAT THESE SECURITIES:

     - ARE NOT BANK ACCOUNTS OR DEPOSITS;

     - ARE NOT FEDERALLY INSURED BY THE FDIC; AND

     - ARE NOT INSURED BY ANY OTHER STATE OR FEDERAL AGENCY.

                The date of this Prospectus is January 25, 1999.

                       GEORGIA-CAROLINA BANCSHARES, INC.
                                 AUGUSTA MARKET

  (MAP DEPICTING THE STATES OF GEORGIA AND SOUTH CAROLINA WITH AUGUSTA MARKET
                                  HIGHLIGHTED)
---------------

(1) The Company operates two offices in Thomson, Georgia.
(2) The Company expects the new branch office in Augusta, Georgia to open in the first quarter of 1999 and the new branch office in Martinez, Georgia to open in late 1999.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus.

                                  THE COMPANY

IN GENERAL

     We are Georgia-Carolina Bancshares, Inc., a bank holding company that owns First Bank of Georgia, a state-chartered commercial bank that operates two offices in Thomson, Georgia under the name "First Bank-McDuffie." We have immediate plans to expand our presence in the Augusta, Georgia Metropolitan Statistical Area (the "Augusta Market"). Construction has begun on our new branch office in Augusta which is expected to open in the first quarter of 1999. In late 1999, we expect to open another branch office in Martinez, a rapidly growing community adjacent to Augusta. Future business plans include further expansion in the Augusta Market by opening additional branch offices or acquiring other banks or branches. As of September 30, 1998, we had total assets of $43.8 million, deposits of $35.8 million and shareholders' equity of $7.5 million.

THE AUGUSTA MARKET

     The Augusta Market consists of the City of Augusta in Richmond County, the adjacent Georgia counties of McDuffie and Columbia located west and northwest of Augusta, and the adjacent South Carolina counties of Aiken and Edgefield located east and northeast of Augusta just across the Savannah River. Columbia County is one of the fastest growing counties in Georgia, in terms of both population and commercial growth. The economy of the Augusta Market is diverse and consists of established and new residential neighborhoods, commercial and retail businesses, large corporate headquarters, light and heavy manufacturing, a growing service sector, a university-supported health care community and significant sports and recreation enterprises. As of June 30, 1998, the latest period for which government reports are available, there were 14 depository institutions (including the Bank) represented in the Augusta Market with aggregate deposits of approximately $3.8 billion.

MARKET OPPORTUNITY

     The Augusta Market has been significantly affected by consolidation in the banking industry in recent years, and particularly by the acquisition of Bankers First Corporation by SouthTrust Corporation in 1996 and by the acquisition of Allied Bankshares, Inc. by Regions Financial Corporation in 1997. Consolidation often results in the dissolution of local boards of directors and the dislocation of management and customer service personnel with extensive banking experience and strong ties to the local community. Accordingly, we believe that many customer relationships in the Augusta Market have been disrupted as the bigger financial institutions have increasingly focused their attention on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered by less personalized delivery systems, creating a demand for the delivery of higher quality, personalized banking services to individuals and small to medium-sized businesses. As a result of these factors, we believe that we have a unique opportunity to attract and retain experienced and talented management personnel and to become the primary provider of community banking services in the Augusta Market.

BUSINESS STRATEGY

     Our business strategy is to become the community bank of choice in the Augusta Market. The principal elements of this strategy are to:

     - Expand our presence in the Augusta Market by opening a branch office in Augusta in the first quarter of 1999 and in Martinez in late 1999;

     - Staff our branch offices with local and responsive management teams emphasizing a high level of personalized customer service;

     - Leverage the extensive business relationships and diverse backgrounds of our Board of Directors and our branch office advisory boards to assist us in attracting customers;

     - Establish local identities by using the names "First Bank-Augusta" for the Augusta branch office and "First Bank-Columbia County" for the Martinez branch office;

     - Target individuals, professionals and small to medium-sized business customers that require the attention and service which a community-oriented bank is well suited to provide;

     - Provide a broad array of traditional banking products and services while utilizing technology and strategic outsourcing to compete effectively with other financial institutions; and

     - Pursue further expansion opportunities in the Augusta Market by opening additional branch offices or acquiring other banks or branches.

EXECUTIVE OFFICES

     Our executive offices are located at 110 East Hill Street, Thomson, Georgia, and our telephone number is (706) 595-1600.

                                  THE OFFERING

Common stock offered............................   740,741 shares

Common stock to be outstanding after this
offering........................................   1,376,121 shares(1)

Use of proceeds.................................   To support internal growth
                                                   related to expanding our
                                                   presence in the Augusta
                                                   Market, to finance possible
                                                   future acquisitions and for
                                                   other general corporate
                                                   purposes. See "Use of
                                                   Proceeds" (page 10).

Proposed trading symbol.........................   "GCBI"
---------------

(1) This number is estimated based on the sale of 100% of the common stock offered. Because no minimum amount of shares must be sold, the common stock outstanding following this offering could range from 635,380 shares, if no offers are accepted, to 1,376,121, if 100% of the common stock is sold. These numbers exclude (i) 21,500 shares issuable upon the exercise of outstanding stock options and (ii) an outstanding stock option to be granted upon completion of the offering for 2.5% of the number of shares of common stock sold in this offering.

                                    RISK FACTORS

     Prior to making an investment decision, you should read carefully the "Risk Factors" section, beginning on page 4, for a discussion of specific risks related to an investment in the common stock.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary consolidated financial data concerning Georgia-Carolina and is qualified in its entirety by the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. The summary data presented below for and as of the end of each of the years in the three-year period ended December 31, 1997 are derived from the consolidated financial statements of Georgia-Carolina, all of which have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors. The financial statements as of and for the years ended December 31, 1997 and 1996 are included elsewhere in this Prospectus. The summary data presented below for the nine months ended September 30, 1998 and 1997 are derived from the unaudited financial statements of Georgia-Carolina.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                   -----------------   ---------------------------
                                                    1998      1997      1997      1996      1995
                                                   -------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net interest income..............................  $ 1,433   $ 1,292   $ 1,750   $ 1,668   $ 1,783
Provision for loan losses........................       --        15        16        56       240
Noninterest income...............................      217       197       257       292       261
Noninterest expense..............................    1,453     1,176     1,619     1,447     1,577
Net income.......................................      142       205       234       325       154
PER COMMON SHARE DATA:
Net income, basic................................  $  0.22   $  0.33   $  0.37   $  0.51   $  0.24
Net income, diluted(1)...........................     0.21      0.31      0.35      0.50      0.24
Cash dividends...................................     0.10      0.20      0.20      0.10      0.10
Book value.......................................    11.77     11.32     11.45     11.22     10.92

                                                  AT SEPTEMBER 30,          AT DECEMBER 31,
                                                 ------------------   ---------------------------
                                                  1998       1997      1997      1996      1995
                                                 -------    -------   -------   -------   -------
BALANCE SHEET DATA:
Assets.........................................  $43,798    $38,077   $40,571   $38,026   $42,450
Loans(2).......................................   21,816     18,745    19,732    21,008    21,105
Allowance for loan losses......................      834        858       752       889     1,155
Deposits.......................................   35,823     30,551    32,937    30,655    35,320
Shareholders' equity...........................    7,478      7,192     7,278     7,132     6,937

---------------

(1) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 8 to Georgia-Carolina's consolidated financial statements.
(2) Loans exclusive of unearned income, before allowance for losses.

                                  RISK FACTORS

     You should note, in particular, that this Prospectus contains statements relating to financial results, plans for future business development activities, capital spending or financing sources, capital structure and the effects of regulation and competition that are forward-looking. These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by the forward looking statements. Potential risks and uncertainties include those discussed below, as well as risks and uncertainties discussed elsewhere in this Prospectus and described from time to time in our filings with the Securities and Exchange Commission.

RISKS OF EXPANSION AND MANAGING GROWTH

     We intend to pursue an aggressive growth strategy in the Augusta Market, and future results of operations will be affected by our ability to, among other things, identify suitable sites for branch offices, build a customer base, attract qualified bank staff, negotiate leases and other agreements with acceptable terms in connection with the opening of additional branch offices and maintain adequate working capital. Failure to manage growth effectively or to attract and retain qualified personnel could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to implement our business strategy successfully. There can be no assurance that we will be able to expand our market presence in the Augusta Market or that any such expansion will not adversely affect us.

     The process of opening new branch offices may divert our time and resources. There can be no assurance that we will not incur disruption and unexpected expenses in integrating newly established branch offices. Our ability to manage growth as we pursue our expansion strategy will also be dependent upon, among other factors, our ability to (i) maintain appropriate policies, procedures and systems to ensure that our loan portfolio maintains an acceptable level of credit risk and loss and (ii) manage the costs associated with expanding our infrastructure, including systems, personnel and facilities. Our inability to manage growth as we pursue our expansion strategy could have a material adverse effect on our business, future prospects, financial condition or results of operations. See "Business -- Business Strategy" (page 27).

NO OPERATING HISTORY FOR OFFICES IN AUGUSTA AND MARTINEZ, GEORGIA

     We have immediate plans to expand our presence in the Augusta Market by opening a branch office in Augusta and in Martinez, Georgia, a community adjacent to Augusta. Our profitability will, in large part, depend upon the successful operation of these new offices. The operation of these new offices will be subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. The likelihood of the success of each of the offices must be considered in light of the expenses, complications, and delays frequently encountered in connection with the development of a new bank and the competitive environment in which each office will operate.

     Typically, new offices incur substantial initial expenses and often are not profitable on an annual basis until several years after commencing business. There can be no assurance that any of our new offices will ever operate profitably or that the impact of one or more of their respective operations will not have a material adverse impact on our results of operations and financial condition.

DEPENDENCE ON LOCAL ECONOMIC CONDITIONS

     We anticipate that a majority of our customers will be located and doing business in and around the Augusta Market. Any factors adversely affecting the economy of this area could, in turn, adversely affect our performance due to the impact unfavorable economic conditions could have on the ability of borrowers to repay their loans. Further, commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders and other factors beyond our control may adversely affect our profitability.

LOAN PORTFOLIO PREDOMINANTLY SECURED BY REAL ESTATE

     As of September 30, 1998, real estate loans comprised approximately 67% of our total loan portfolio, which includes residential mortgages and construction and commercial loans secured by real estate. Because we generate a substantial portion of our real estate loans in Thomson and in suburban Atlanta, real estate market conditions in these areas could strongly influence our level of non-performing loans and our results of operations and financial condition. Real estate values and the demand for mortgages and construction loans are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers and natural disasters. Although our underwriting standards are intended to protect us against adverse general and local real estate trends, declines in real estate markets could adversely impact the demand for new real estate loans, the value of the collateral securing our loans and our business, results of operations and financial condition.

     We first began making real estate loans in suburban Atlanta in June 1997. These loans are generated by a third party loan broker and consist primarily of construction loans to builders of new homes and, to a lesser degree, commercial office buildings. As of September 30, 1998, our real estate loans outstanding in suburban Atlanta totaled $3.9 million and comprised approximately 18.1% of our total loan portfolio. These loans typically have a six month maturity, subject to possible renewal. To date, we have not experienced any defaults on these loans and we do not believe that these loans entail any greater risk than real estate loans made in the Augusta Market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Lending Activities" (page 28).

CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non payment is affected by, among other things:

        - the duration of the loan;

        - credit risks of a particular borrower;

        - changes in economic and industry conditions; and

        - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

     We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including, among others:

        - an ongoing review of the quality, mix and size of the overall loan portfolio;

        - historical loan loss experience;

        - evaluation of non-performing loans;

        - assessment of economic conditions and their effects on the existing portfolio; and

        - the amount and quality of collateral, including guarantees, securing loans.

     There is no precise method of predicting loan losses; therefore, there can be no assurance that the allowance for loan losses will be sufficient to absorb future loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations.

INTEREST RATE SENSITIVITY

     Our results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability is dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. Consequently, we, like most bank holding companies, are particularly sensitive to interest rate fluctuations and, accordingly, a change in market interest rates could adversely affect our earnings.

NO ESTABLISHED MARKET FOR OUR COMMON STOCK

     Presently, there is no established public market for our common stock. There is no guarantee:

        - that any market for our common stock will develop;

        - that any market for our common stock that develops will be liquid;

        - that you will be able to sell the common stock you buy in this offering; or

        - that you will be able to sell the common stock you buy in this offering at any particular price.

Although we expect to list our common stock on the Nasdaq OTC Bulletin Board, an active trading market may not continue or develop after this offering.

     The trading markets for securities quoted on the Nasdaq OTC Bulletin Board lack the depth, liquidity and orderliness necessary to maintain an active market. We will seek to encourage broker-dealers to make a market in our common stock upon completion of this offering, but there can be no assurance that we will be successful in doing so. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control nor assured by listing our common stock on the Nasdaq OTC Bulletin Board. Market makers on the Nasdaq Bulletin Board are not required to maintain a continuous two-sided market, are required to honor firm quotations for only a limited number of shares and are free to withdraw firm quotations at any time. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.

POTENTIAL FLUCTUATION IN QUARTERLY RESULTS AND VOLATILITY OF STOCK PRICE

     If a market develops for our common stock after this offering, the price for the common stock will be determined in the market and may be influenced by a number of factors. These factors include:

        - depth and liquidity of the market,

        - investor perceptions of our company,

        - changes in conditions or trends in the banking industry or in the industries of our significant customers,

        - publicly traded comparable companies, and

        - general economic and political conditions.

     In addition, the trading price of our common stock could be subject to significant fluctuations in response to quarterly variations in our actual or anticipated operating results, changes in general market conditions and other factors. In particular, our quarterly revenues are difficult to forecast and our expense levels are based in part on our expansion plans in anticipation of loan growth and corresponding revenues generated from new branch offices. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, prior to the full implementation of our business strategy, we believe that period to period comparisons of our results may not necessarily be meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the market price of our common stock would likely be materially adversely affected. In recent years, significant price and volume fluctuations have occurred in the stock prices of companies that often have been unrelated or disproportionate to their operating performance. There can be no assurance that the market price of our common stock will not decline below the public offering price.

COMPETITION

     Competition among financial institutions in the Augusta Market is intense. We compete with other state and national banks, savings and loan associations, consumer financial companies, credit unions, money market mutual funds and other financial institutions which have far greater financial resources than those available to us. Our relatively small size may adversely impact our ability to compete effectively with larger institutions. If we are unable to compete for deposits effectively in our primary service areas, such inability would likely have an adverse effect on our potential for growth and profitability.

DEPENDENCE ON PATRICK G. BLANCHARD

     We rely on a number of key executives, including Patrick G. Blanchard, our President and Chief Executive Officer. Mr. Blanchard has an employment agreement with us. We maintain key man life insurance on Mr. Blanchard in the amount of $500,000. The loss of the services of any of our key executives, including Mr. Blanchard, could have a material adverse effect on us. No assurance can be given that replacements for any of these officers could be hired and retained if these officers' services were no longer available. See "Management" (page 36).

YEAR 2000

     A critical issue affecting companies that rely extensively on electronic data processing systems, such as our company, is the Year 2000 issue. The Year 2000 issue has arisen due to the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail as a result of their inability to interpret properly date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, equipment controlled by microprocessor chips may not deal appropriately with the year "00."

     Our bank primarily uses a third-party service provider for processing our primary banking applications. During 1997, we formed an internal task force to address the Year 2000 issue, conduct a comprehensive review of our systems and ensure that we take any necessary remedial measures. We believe that our systems and those of our data processing service provider are currently Year 2000 compliant and do not believe that material expenditures will be necessary to implement any further modifications. As of September 30, 1998, we had spent approximately $45,000 to upgrade our software and hardware systems to help ensure that our systems would be Year 2000 compliant. Further, we have issued a certification request to our data processing service provider seeking assurance that its systems will be Year 2000 compliant. Our service provider has responded that it believes that its systems are Year 2000 compliant. However, there can be no assurance that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the systems of other companies on which our systems rely, such as our bank's data processing vendor, will be modified on a timely basis, or that the failure by another company to modify properly its systems will not negatively impact our systems or operations.

     We also recognize the importance of determining that our borrowers are facing the Year 2000 problem in a timely manner in order to avoid deterioration of our loan portfolio solely due to this issue. All material relationships have been identified to assess inherent risks. Deposit customers have received statement stuffers and informational material in this regard. We plan to work on a one-on-one basis with any borrower who has been identified as having high Year 2000 risk exposure.

     Our contingency plans relative to Year 2000 issues have been finalized. We have developed a "worst case scenario" contingency plan which will, among other things, anticipate that our deposit customers will have increased demands for cash in the latter part of 1999. The plan also provides for copies of documents to be produced in case of equipment failure, utilization of security personnel in case of security equipment failure, manual posting of transactions, hiring temporary additional personnel and telephone verification of information normally received by electronic means.

GOVERNMENT REGULATION AND LEGISLATION

     We operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department of Banking and Finance (the "Georgia Banking Department"). These regulations are generally intended to provide protections for depositors and borrowers rather than for the benefit of shareholders. We are subject to future legislation and government policy, including bank deregulation and interstate expansion, which could adversely affect the banking industry as a whole, including our operations. Moreover, the establishment of branch offices and the acquisition of other financial institutions are subject to the prior receipt of certain regulatory approvals. Failure to obtain regulatory approvals for branch sites could impair our long-term plans for expansion and have a material adverse effect on our business, future prospects, financial condition or results of operation. See "Supervision and Regulation" (page 31).

LIMITATIONS ON DIVIDENDS

     Georgia law restricts our payment of dividends if, after such payment, we would be unable to meet our obligations as they mature or our liabilities would exceed our assets. Our ability to pay dividends is dependent upon our bank's ability to provide funds to the company through the payment of dividends. Pursuant to the Financial Institutions Code of Georgia (the "Georgia Code"), our bank may pay dividends only when and if the bank is not insolvent or when the payment of such dividends would not render the bank insolvent or when the declaration or payment would not be contrary to any restrictions contained in the bank's articles of incorporation. In addition, dividends may not be declared or paid by the bank at any time when it does not have paid-in capital and appropriated retained earnings which, in combination, equal at least 20% of the bank's capital stock. Moreover, dividends may not be paid by the bank without the prior approval of the Georgia Banking Department, if the dividends are in excess of specified amounts. Therefore, future dividend policy will depend on the bank's earnings, capital requirements, financial condition and other factors considered relevant by our Board of Directors. See "Dividend Policy" (page 10).

ANTI-TAKEOVER CONSIDERATIONS

     Our company's articles of incorporation (the "Articles") contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the company's Board of Directors. These provisions make it more difficult to effect a merger, sale of control or other similar transaction involving the company even though a majority of the company's shareholders may vote in favor of such a transaction. In addition, the Articles authorize the issuance of up to 1,000,000 shares of preferred stock, the relative rights and preferences of which may be designated by the company's Board of Directors without shareholder approval. These provisions make it more difficult to effect a change in control of the company through the acquisition of a large block of our company's common Stock or otherwise. See "Description of Capital Stock" (page 43).

                             TERMS OF THE OFFERING

GENERAL

     Georgia Carolina Bancshares, Inc. (the "Company") is offering hereunder up to 740,741 shares of its $.001 par value per share common stock (the "Common Stock") for cash at a price of $13.50 per share (this "Offering"). A minimum subscription of 100 shares is required for each subscription hereunder. The minimum subscription amount may be waived by the Company in its sole discretion. The purchase price of $13.50 per share shall be paid in full upon execution and delivery of the Subscription Agreement attached to this Prospectus as Appendix
A. Subscription funds paid to the Company will be immediately available for use by the Company. All subscriptions tendered by investors are subject to acceptance by the Board of Directors of the Company, and the Company reserves the absolute and unqualified right to reject or reduce any subscription for any reason prior to acceptance. Once a subscription has been accepted by the Company, it may not be withdrawn for any reason. Furthermore, the Company reserves the unqualified right to terminate the Offering at any time during its pendency for any reason whatsoever.

     Prior to this Offering, there has been no established public trading market for the shares of the Common Stock and there can be no assurance that an established market for such stock will develop. There are, however, occasional transactions in the Common Stock as a result of private negotiations. After this Offering, the Company expects that quotations for the Common Stock will be reported on the Nasdaq OTC Bulletin Board under the symbol "GCBI."

CONDITIONS OF THE OFFERING

     This Offering will expire at 5:00 p.m. Eastern Time, on April 25, 1999 (the "Expiration Date"), unless such date is extended by the Company. The Expiration Date may be extended by the Company without notice to subscribers for up to three consecutive 90-day periods, or not later than January 20, 2000.

PLAN OF DISTRIBUTION

     The Company may terminate this Offering for any reason at any time during its pendency for any reason whatsoever.

     Shares of the Common Stock will be marketed on an "any and all" basis, with a required 100 share minimum per investor, through certain directors and executive officers of the Company, none of whom will receive any commissions or other form of remuneration based on the sale of the shares. In addition, the Company may engage sales agents to sell shares on a best efforts basis. The Company anticipates that if sales agents are retained, such persons would be paid sales commissions not exceeding 10% of the aggregate dollar amount of Common Stock sold by the sales agents as well as certain other marketing-related expenses.

     As soon as practicable, the Company will accept or reject each subscription. Subscriptions not rejected by the Company within 10 business days after receipt shall be deemed accepted. Once a subscription is accepted by the Company, it cannot be withdrawn by the subscriber.

     Subscriptions to purchase shares of Common Stock can be made by completing the Subscription Agreement attached to this Prospectus as Appendix A and delivering the same to the Company at P.O. Box 1560, Thomson, Georgia 30824. Full payment of the purchase price must accompany the subscription. Failure to pay the full subscription price shall entitle the Company to disregard the subscription. No Subscription Agreement is binding until accepted by the Company, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. Unless otherwise agreed by the Company, all subscription amounts must be paid in United States currency by check, bank draft or money order payable to "Georgia-Carolina Bancshares, Inc." A subscription will be accepted in writing by the Company in the Form of Acceptance attached to this Prospectus.

DETERMINATION OF OFFERING PRICE

     Prior to this Offering, there has been no public market for the Common Stock. The offering price of $13.50 per share in this Offering has been determined by the Company based on a number of factors, including prevailing market conditions, the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an opinion by an independent financial advisor, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of other community banks and community bank holding companies in the Southeast. In the event a market should develop for the Common Stock after completion of this Offering, there can be no assurance that the market price for the Common Stock will not be lower than the offering price in this Offering.

                                USE OF PROCEEDS

     Assuming the sale of all 740,741 shares, the net proceeds to be received by the Company from this Offering will be approximately $10.0 million, before the deduction of offering expenses payable by the Company estimated at $150,000.

     Approximately all of the net proceeds of this Offering will be contributed to the capital of the Bank and used to support internal growth related to expanding the Company's presence in the Augusta Market. The Company currently has no specific plan for the remaining estimated net proceeds. The Company is raising such monies for general corporate purposes, including working capital and possible acquisitions. The Company does not presently have any agreements, arrangements or understandings regarding any material acquisition.

     Pending such uses, the Company expects that the net proceeds of this Offering will be invested by the Company in a variety of short and intermediate-term interest-bearing assets, such as obligations of the United States government and its agencies, and other permitted investments.

                                DIVIDEND POLICY

     Prior to being reorganized into a holding company structure in 1997, First Bank of Georgia (the "Bank") paid a cash dividend of $.10 per share on its common stock in April 1996, January 1997 and April 1997. Subsequent to the Bank's reorganization into a holding company structure, the Company paid a cash dividend of $.10 per share in April 1998.

     Future dividends will be determined by the Board of Directors of the Company in light of circumstances existing from time to time, including the Company's growth, financial condition and results of operations, the continued existence of the restrictions described below on the Bank's ability to pay dividends and other factors that the Board of Directors of the Company considers relevant. In addition, the Board of Directors of the Company may determine, from time to time, that it is prudent to pay special nonrecurring cash dividends in addition to or in lieu of regular cash dividends. Such special dividends will depend upon the financial performance of the Company and will take into account its capital position. No special dividend is presently contemplated.

     Because the Company's principal operations are conducted through the Bank, the Company generates cash to pay dividends primarily through dividends paid to it by the Bank. Accordingly, any dividends paid by the Company will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. Pursuant to the Georgia Code, the Bank may pay dividends only when and if the Bank is not insolvent. In addition, dividends may not be declared or paid at any time when the Bank does not have combined paid-in capital and appropriated retained earnings equal to at least 20% of the Bank's capital stock. Moreover, dividends may not be paid by the Bank without the prior approval of the Georgia Banking Department, if the dividends are in excess of specified amounts fixed by the Georgia Banking Department.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data concerning the Company and is qualified in its entirety by the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. The selected data presented below for and as of the end of each of the years in the three-year period ended December 31, 1997, are derived from the consolidated financial statements of the Company, all of which have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors. The financial statements as of and for the years ended December 31, 1997 and 1996 are included elsewhere in this Prospectus. The selected financial data presented below for the nine months ended September 30, 1998 and 1997 are derived from the unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and results of operations for the indicated periods.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                               -----------------   ---------------------------
                                                                1998      1997      1997      1996      1995
                                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Interest income.............................................   $ 2,472   $ 2,189   $ 2,963   $ 3,053   $ 3,194
Interest expense............................................     1,039       897     1,213     1,385     1,411
Net interest income.........................................     1,433     1,292     1,750     1,668     1,783
Provision for loan losses...................................        --        15        16        56       240
Net interest income after provision.........................     1,433     1,277     1,734     1,612     1,543
Noninterest income..........................................       217       197       257       292       261
Noninterest expense.........................................     1,453     1,176     1,619     1,447     1,577
Income before income taxes..................................       197       298       372       457       227
Income tax expense..........................................        55        93       138       132        73
Net income..................................................       142       205       234       325       154
PER COMMON SHARE DATA:
Net income, basic...........................................   $   .22   $   .33   $  0.37   $  0.51   $  0.24
Net income, diluted(1)......................................       .21       .31      0.35      0.50      0.24
Cash dividends..............................................       .10       .20      0.20      0.10      0.10
Book value (at period end)..................................     11.77     11.32     11.45     11.22     10.92
Tangible book value (at period end).........................     11.77     11.32     11.45     11.22     10.92
BALANCE SHEET DATA (AT PERIOD END):
Assets......................................................   $43,798   $38,077   $40,571   $38,026   $42,450
Loans(2)....................................................    21,816    18,745    19,732    21,008    21,105
Allowance for loan losses...................................       834       858       752       889     1,155
Deposits....................................................    35,823    30,551    32,937    30,655    35,320
Shareholders' equity........................................     7,478     7,192     7,278     7,132     6,937
PERFORMANCE RATIOS:
Return on average assets(3).................................      0.86%      .72%     0.58%     0.83%     0.37%
Return on average equity(3).................................      2.53      3.80      3.22      4.68      2.24
Net interest margin (taxable equivalent)....................      5.10      4.84      5.02      4.65      4.80
Dividend payout.............................................     45.07     61.95     54.27     19.69     40.91
Efficiency(4)...............................................     88.06     78.98     80.67     73.82     77.15
ASSET QUALITY RATIOS:
Allowance for loan losses to period end loans...............      4.10%     4.70%     3.81%     4.23%     5.47%
Net charge-offs (recovery) to average loans.................     (4.04)     2.27      0.75      1.52      2.06
Non-performing assets to period end loans and foreclosed
  property(5)...............................................      1.20      2.70      0.22      0.71      1.07
CAPITAL AND LIQUIDITY RATIOS (AT PERIOD END):
Average equity to average assets............................     17.91%    18.37%    18.54%    17.87%    17.22%
Leverage....................................................     16.70     18.30     18.90     17.10     17.10
Tier 1 risk-based...........................................     27.10     31.60     30.00     30.80     28.20
Total risk-based............................................     28.40     32.40     31.30     32.10     29.50
Average loans to average deposits...........................     61.20     65.19     65.40     68.80     70.84
Average loans to average deposits and borrowings............     61.20     65.18     65.33     68.78     70.84

---------------

(1) Assumes the exercise of outstanding options to acquire Common Stock. See
    Note 8 to the Company's consolidated financial statements.
(2) Loans exclusive of unearned income, before allowance for losses.
(3) Annualized for nine month periods.
(4) Computed by dividing noninterest expense by the sum of taxable equivalent net interest income and noninterest income.
(5) Non-performing loans and non-performing assets include loans past due 90 days or more that are still accruing interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless the context otherwise requires, the term the "Company" refers to Georgia-Carolina Bancshares, Inc. and its wholly-owned subsidiary, First Bank of Georgia. The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company and should be read in conjunction with the Company's consolidated financial statements and notes thereto.

SUMMARY

     The Company was incorporated under the laws of the State of Georgia in January 1997 for the purpose of acquiring and holding all of the Bank's outstanding capital stock. The Company's principal business activities have been conducted solely through the Bank since June 1997, when the Bank became a subsidiary of the Company. The Company's principal business has historically consisted of attracting deposits from the general public and making consumer and commercial loans secured by various types of collateral. The primary goals of management are to increase the Company's profitability, monitor its capital position, and enhance its banking franchise. The Company's results of operations are dependent upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities consisting primarily of deposits. Operations are affected to a much lesser degree by the Company's noninterest income, such as transaction and other service fee income, and other sources of income. Net income also is affected by, among other things, the Company's provision for loan losses and operating expenses. The Company's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses, and federal deposit insurance premiums. The Company's results of operations also are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation, policies concerning monetary and fiscal affairs and the attendant actions of regulatory authorities.

     The Company currently operates two branch offices in Thomson, Georgia under the name "First Bank-McDuffie." The Company has immediate plans to expand its presence in the Augusta Market by opening branch offices in Augusta and in Martinez, Georgia, a community adjacent to Augusta. Construction has begun on the Augusta office, which is expected to open during the first quarter of 1999. The Company expects to open its Martinez office in late 1999. The Company expects to incur substantial start-up expenses in connection with opening branch offices, including costs for construction, personnel, furnishings, equipment and advertising. Management anticipates that each branch office is likely to incur operating losses during its first year of operations, and possibly for a longer period. As a result of the recent consolidation in the banking industry in the Augusta Market and the opportunities that management believes this consolidation offers the Company, management believes the investment in new branch offices should, over time, result in profitable contributions by these offices to the Company's consolidated results of operations. See "Use of Proceeds."

RESULTS OF OPERATIONS

     Comparison of Nine Months Ended September 30, 1998 and 1997. Net interest income increased to $1,433,000 for the nine months ended September 30, 1998 from $1,292,000 for the nine months ended September 30, 1997, an increase of $141,000, or 10.9%. This increase in net interest income is attributed to the growth in average earning assets and an increase in the average yield on earning assets. "See -- Net Interest Income."

     Noninterest income for the nine months ended September 30, 1998 was $217,000, an increase of $20,000, or 10.2%, from $197,000 for the nine months ended September 30, 1997. Deposit service charges and other income remained relatively constant from the 1997 period to 1998 as a result of a consistent deposit base.

     Noninterest expense was $1,453,000 for the nine months ended September 30, 1998, an increase of $277,000, or 23.6%, from $1,176,000 for the nine months ended September 30, 1997. Personnel costs were $765,000 for the nine months ended September 30, 1998, an increase of $163,000, or 27.1%, from $602,000 for the nine months ended September 30, 1997. Of the increase in personnel costs, $35,000 resulted from the addition of a senior lending officer during 1997 and $106,000 resulted from the addition of an executive officer in October 1997 to support the Company's planned expansion in the Augusta Market. Occupancy expenses were $148,000 for the nine months ended September 30, 1998, an increase of $27,000, or 22.3%, from $121,000 for the nine months ended September 30, 1997. The increase resulted from equipment costs associated with Year 2000 compliance and the Company's planned expansion in the Augusta Market. Other noninterest expenses were $540,000 for the nine months ended September 30, 1998, an increase of $87,000, or 19.2%, from $453,000 for the nine months ended September 30, 1997. This increase included an increase in data processing costs of approximately $12,000 related to the implementation of an image processing system, an increase in directors' fees of approximately $11,000 related to the expansion of the Board of Directors, an increase of approximately $6,000 for costs of maintaining other real estate owned and approximately $40,000 related to the Company's planned expansion in the Augusta Market. In addition, the Company provided for a non-recurring $18,000 valuation adjustment of other real estate owned during the nine months ended September 30, 1998.

     The provision for income taxes for the nine months ended September 30, 1998 was $55,000 compared to $93,000 for the nine months ended September 30, 1997. The decrease resulted from a decrease in income before income taxes and deferred tax benefits arising from the Company's improved loan loss experience.

     The Company's net income for the nine months ended September 30, 1998 was $142,000, a decline of $63,000, or 30.7%, from net income of $205,000 for the nine months ended September 30, 1997. Basic earnings per share was $.22 for the nine months ended September 30, 1998 and $.33 for the nine months ended September 30, 1997. The decrease in net income is attributed to an increase in noninterest expense that was partially offset by an increase in net interest income.

     During 1998, the Company commenced a "best efforts" offering which was subsequently restructured to an underwritten offering on a firm commitment basis. Due to unfavorable market conditions, the Company was unable to close the offering and the offering was terminated. In effecting both the "best efforts" offering and the underwritten offering on a firm commitment basis, the Company incurred approximately $300,000 of expenses. The Company expects to charge approximately $200,000 of these expenses to earnings in the fourth quarter of 1998 and expects the remaining expenses to be charged to the proceeds of this Offering. See "Business -- Background."

     Comparison of Years Ended December 31, 1997 and 1996. Net interest income increased to $1.8 million for the year ended December 31, 1997 from $1.7 million for the year ended December 31, 1996, an increase of 4.9%. This increase in net interest income resulted primarily from a stable yield on earning assets from 1996 to 1997 and a decrease in the average cost of interest-bearing funds during this period. See "-- Net Interest Income."

     Noninterest income for the year ended December 31, 1997 was $257,000, a decline of $35,000, or 11.9%, from the balance of $292,000 for the year ended December 31, 1996. The decrease is primarily attributed to a decline of $28,000 in deposit non-sufficient-funds service charges arising from the introduction of an overdraft protection loan product by the Company. This decrease in fees was partially offset by an increase in interest income as a result of activating the overdraft lines of credit.

     Noninterest expense was $1.6 million for the year ended December 31, 1997, an increase of $172,000, or 11.8%, from $1.4 million for the year ended December 31, 1996. Personnel costs for the year ended December 31, 1997 were $831,000, an increase of $117,000, or 16.5%, from $714,000 for the year ended December 31, 1996. Approximately $73,000 of this personnel cost increase resulted from the addition of a new senior lending officer in April of 1997 and approximately $35,000 resulted from the addition of an executive officer in October 1997 to support the Company's planned expansion in the Augusta Market. Also contributing to the personnel expense increase were salary increases for existing staff and increased costs associated with benefits programs. Occupancy expenses for the year ended December 31, 1997 were $167,000, representing a decline of $64,000 from $231,000 for the year ended December 31, 1996. The decline resulted primarily from decreased depreciation estimates and maintenance costs. Other noninterest expenses increased $119,000, or 23.7%, from $502,000 for the year ended December 31, 1996 to $621,000 for the year ended December 31, 1997. This included an increase in legal costs of approximately $39,000 related to a special shareholders' meeting and the drafting and negotiation of various agreements in connection with the Company's planned expansion in the Augusta Market. Also included was an increase in advertising costs of approximately $11,000, an increase in professional fees of approximately $12,000 primarily related to the preparation of public company reporting documents and approximately $50,000 of legal and professional fees associated with the Company's formation. The Company has elected to fully expense the $50,000 of legal and professional fees in the year incurred.

     The provision for income taxes for the year ended December 31, 1997 was $138,000 compared to $132,000 for the year ended December 31, 1996. While income before income tax declined from $457,000 for the year ended December 31, 1996 to $372,000 for the year ended December 31, 1997, the income tax provision increased due to deferred tax expenses related to the utilization of net operating loss carryforwards during 1997. At December 31, 1997, the Company did not have any further net operating loss carryforwards available to offset future taxable income.

     Net income for the year ended December 31, 1997 was $234,000, a decline of $91,000, or 28.0%, from net income of $325,000 for the year ended December 31, 1996. Basic earnings per share was $.37 for the year ended December 31, 1997 compared to $.51 for the year ended December 31, 1996. The decrease in net income is primarily attributed to an increase in noninterest expense that was partially offset by an increase in net interest income.

NET INTEREST INCOME

     The following table sets forth, for the periods indicated, certain information related to the Company's average balance sheet, its yield on average earning assets and its average rates on interest-bearing liabilities. Such yields and rates are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

             AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS
                         FULLY TAXABLE EQUIVALENT BASIS

                                          NINE MONTHS ENDED SEPTEMBER 30,(1)
                              -----------------------------------------------------------
                                          1998                           1997
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
INTEREST EARNING ASSETS:
Loans, net.................. $20,312     $1,670     10.96%  $20,306     $1,513      9.93%
Taxable investment
 securities.................  11,669        628      7.17     9,679        504      6.94
Tax-exempt investment
 securities.................   1,318         42      4.25     1,975         67      4.51
Federal funds sold..........   4,040        125      4.13     3,346         96      3.83
Interest-bearing deposits in
 bank.......................     149          7      6.04       281          9      4.27
                             --------    ------              -------   -------
       Total earning
        assets..............  37,488      2,472      8.79    35,587      2,189      8.20
NON-EARNING ASSETS:
Cash and due from banks.....   1,252                          1,226
Premises and equipment......   1,944                          1,470
Other assets................   1,133                          1,260
Less: Allowance for loan
 losses.....................    (872)                        (1,024)
                             -------                        -------
       Total assets......... $40,945                        $38,519
                             =======                        =======
INTEREST BEARING
 LIABILITIES:
Savings and time deposits... $29,515     $1,039      4.69%  $27,835     $  895      4.29%
Federal funds purchased.....      --         --        --         5          2        --
                             -------     ------             -------     ------
       Total interest
        bearing
        liabilities.........  29,515      1,039      4.69    27,840        897      4.30

                                                YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------
                                          1997                           1996
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
INTEREST EARNING ASSETS:
Loans, net.................. $19,729     $2,034     10.31%   $21,841    $2,178     9.97%
Taxable investment
 securities.................  10,900        670      6.15     10,845       677     6.24
Tax-exempt investment
 securities.................   1,147         88      7.67      1,243        95     7.64
Federal funds sold..........   2,824        160      5.67      1,611        87     5.40
Interest-bearing deposits in
 bank.......................     243         11      4.53        363        16     4.41
                             -------     ------              -------    ------
       Total earning
        assets..............  34,843      2,963      8.50     35,903     3,053     8.50
NON-EARNING ASSETS:
Cash and due from banks.....     984                           1,696
Premises and equipment......   1,459                           1,501
Other assets................   1,207                           1,023
Less: Allowance for loan
 losses.....................    (907)                         (1,165)
                             -------                         -------
       Total assets......... $37,586                         $38,958
                             =======                         =======
INTEREST BEARING
 LIABILITIES:
Savings and time deposits... $26,806     $1,211      4.51%   $28,905    $1,384     4.79%
Federal funds purchased.....      32          2        --          9         1       --
                             -------     ------              -------    ------
       Total interest
        bearing
        liabilities.........  26,838      1,213      4.51     28,914     1,385     4.79

                                          NINE MONTHS ENDED SEPTEMBER 30,(1)
                              -----------------------------------------------------------
                                          1998                           1997
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
OTHER LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Demand deposits.............     3,677                         3,313
Other liabilities...........       418                           289
Shareholders' equity........     7,335                         7,077
                               -------                       -------
       Total liabilities and
        shareholders'
        equity..............   $40,945                       $38,519
                               =======                       =======
Net interest income and net
 yield on earning assets....             $1,433      5.10%              $1,292      4.84%
                                         ======     =====               ======     =====
Interest rate spread........                         4.10%                          3.90%
                                                    =====                          =====

                                                YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------
                                          1997                           1996
                              ----------------------------   ----------------------------
                                        INTEREST   AVERAGE             INTEREST   AVERAGE
                              AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                              BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                              -------   --------   -------   -------   --------   -------
                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
OTHER LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Demand deposits.............     3,361                         2,840
Other liabilities...........       420                           243
Shareholders' equity........     6,967                         6,961
                               -------                       -------
       Total liabilities and
        shareholders'
        equity..............   $37,586                       $38,958
                               =======                       =======
Net interest income and net
 yield on earning assets....             $1,750      5.02%              $1,668     4.65%
                                         ======     =====               ======     ====
Interest rate spread........                         3.99%                         3.71%
                                                    =====                          ====

---------------

(1) Average yields for nine month periods have been annualized.

     The net yield on earning assets increased 26 basis points to 5.10% on average earning assets of $37.5 million for the nine months ended September 30, 1998 compared to average earning assets of $35.6 million for the nine months ended September 30, 1997. The Company has maintained a stable interest rate spread and an increase in the average yield on earning assets to offset increases in the cost of funds. The average yield on earning assets increased 59 basis points to 8.79% from 8.20% primarily due to an increase in the yield on loans. The increase in the cost of interest-bearing liabilities is attributable to an increase in rates on time deposits and savings accounts. The interest rate spread increased 20 basis points to 4.10% for the nine months ended September 30, 1998 from 3.90% for the nine months ended September 30, 1997.

     The net yield on earning assets increased 37 basis points to 5.02% on average earning assets of $34.8 million for the year ended December 31, 1997 from 4.65% on average earning assets of $35.9 million for the year ended December 31, 1996. The average yield on earning assets was 8.50% for the years ended December 31, 1997 and 1996. The average yield on the loan portfolio increased 34 basis points to 10.31% for the year ended December 31, 1997 from 9.97% for the year ended December 31, 1996. During 1997 the loan portfolio composition included $2.2 million more in real estate loans over 1996, including construction loans, which generally provide a greater yield than most other types of loans, contributing to the increased average yield on loans. The decrease in the cost of interest-bearing liabilities resulted from changes in rates and volumes of the liability accounts. The interest rate spread for the year ended December 31, 1997 was 3.99%, an increase of 28 basis points from 3.71% for the year ended December 31, 1996. This increase resulted from a combination of the stable yield on earning assets and the declining volume and rate of interest-bearing liabilities.

     Apart from the changes in the average yields on loans for the nine month and annual periods, changes in the average yields on the other earning assets had a minimal impact on interest income. The prime rate remained constant at 8.25% throughout 1996. In 1997, the rate increased 25 basis points to 8.50% in March and remained at that level throughout 1997. Approximately 23.0% of the Company's loan portfolio floats with variable rate indices such as the prime rate. When interest rates rise, interest income on this segment of the portfolio increases. Conversely, interest income from this segment of the portfolio declines if interest rates fall and these loans reprice at lower rates.

     The table below presents the increase (decrease) in interest income and interest expense attributable to volume and rate changes between the years ended December 31, 1997 and 1996, and for the years ended December 31, 1996 and 1995. In addition, the table presents changes for the nine month periods ended September 30, 1998 and 1997, and September 30, 1997 and 1996.

                       VOLUME AND RATE VARIANCE ANALYSIS

                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                    ---------------------------------------------------------------
                                                 1998                             1997
                                    ------------------------------   ------------------------------
                                     VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                                    VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE
                                    --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
INTEREST INCOME:
Loans, net........................    $ --       $157       $157      $(168)     $  49      $(119)
Taxable investment securities.....     104         20        124         (5)         6          1
Tax-exempt investment
 securities.......................     (22)        (3)       (25)        (6)         2         (4)
Other earning assets..............      (5)         3         (2)        (6)        --         (6)
Federal funds sold and securities
 purchased under agreement to
 resell...........................      20          9         29        124       (104)        20
                                      ----       ----       ----      -----      -----      -----
 Total interest income............      97        186        283        (61)       (47)      (108)
                                      ----       ----       ----      -----      -----      -----
INTEREST EXPENSE:
Savings and time deposits.........      55         89        144        (68)       (80)      (148)
Federal funds purchased, borrowed
 funds and securities sold under
 agreements to repurchase.........      (1)        (1)        (2)         1          1          2
                                      ----       ----       ----      -----      -----      -----
 Total interest expense...........      54         88        142        (67)       (79)      (146)
                                      ----       ----       ----      -----      -----      -----
Increase (decrease) in net
 interest income..................    $ 43       $ 98       $141      $   6      $  32      $  38
                                      ====       ====       ====      =====      =====      =====

                                                        YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------
                                                 1997                             1996
                                    ------------------------------   ------------------------------
                                     VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
                                    VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE   VARIANCE
                                    --------   --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
INTEREST INCOME:
Loans, net........................   $(195)     $  51      $(144)     $(143)     $ (30)     $(173)
Taxable investment securities.....       7        (14)        (7)        (7)        54         47
Tax-exempt investment
 securities.......................       8        (15)        (7)        57         (4)        53
Other earning assets..............      (1)        (4)        (5)        (1)        (9)       (10)
Federal funds sold and securities
 purchased under agreement to
 resell...........................     (18)        91         73        (40)       (18)       (58)
                                     -----      -----      -----      -----      -----      -----
 Total interest income............    (199)       109        (90)      (134)        (7)      (141)
                                     -----      -----      -----      -----      -----      -----
INTEREST EXPENSE:
Savings and time deposits.........    (130)       (43)      (173)       (19)        (5)       (24)
Federal funds purchased, borrowed
 funds and securities sold under
 agreements to repurchase.........       3         (2)         1         (3)        (1)        (4)
                                     -----      -----      -----      -----      -----      -----
 Total interest expense...........    (127)       (45)      (172)       (22)        (6)       (28)
                                     -----      -----      -----      -----      -----      -----
Increase (decrease) in net
 interest income..................   $ (72)     $ 154      $  82      $(112)     $  (1)     $(113)
                                     =====      =====      =====      =====      =====      =====

FINANCIAL CONDITION

     General. At September 30, 1998, the Company's consolidated assets were $43.8 million, an increase of $5.7 million, or 15.0%, from $38.1 million at September 30, 1997. Management believes the asset increase was directly related to new customers gained from a competing local community bank that was acquired by a regional bank holding company in 1997. For the nine months ended September 30, 1998, loans represented 54.2%, investment securities comprised 34.6%, Federal funds sold comprised 10.8% and interest-bearing deposits in banks comprised 0.4% of average earning assets. The Company's total loans outstanding were $21.8 million at September 30, 1998, an increase of $3.0 million, or 16.0%, from the September 30, 1997 balance of $18.8 million.

     At December 31, 1997, the Company's consolidated assets were $40.6 million, an increase of $2.6 million, or 6.8%, from $38.0 million at December 31, 1996. The additional funds were invested by the Company in investment securities and Federal funds. For the year ended December 31, 1997, loans represented 56.6%, investment securities comprised 34.6%, Federal funds sold comprised 8.0% and interest-bearing deposits in banks comprised 1.0% of average earning assets.

     The table below provides an analysis of the loan portfolio by major type as of September 30, 1998 and 1997 and December 31, 1997 and 1996.

                           LOAN PORTFOLIO COMPOSITION

                                        SEPTEMBER 30,                       DECEMBER 31,
                              ---------------------------------   ---------------------------------
                                   1998              1997              1997              1996
                              ---------------   ---------------   ---------------   ---------------
                                               (IN THOUSANDS, EXCEPT PERCENTAGES)
REAL ESTATE:
Commercial..................  $ 4,896    22.4%  $ 4,690    25.0%  $ 4,549    23.1%  $ 3,974    18.9%
Residential.................    4,768    21.8     4,760    25.4     4,588    23.3     6,943    33.0
Construction and
  development...............    4,972    22.8     3,264    17.4     4,893    24.8     2,547    12.1
                              -------   -----   -------   -----   -------   -----   -------   -----
     Total real estate......   14,636    67.0    12,714    67.8    14,030    71.2    13,464    64.0
                              -------   -----   -------   -----   -------   -----   -------   -----
COMMERCIAL, FINANCIAL AND
  AGRICULTURAL..............    4,010    18.4     3,262    17.4     3,059    15.5     4,794    22.8
                              -------   -----   -------   -----   -------   -----   -------   -----
CONSUMER:
Direct......................    3,007    13.8     2,628    14.1     2,495    12.6     2,585    12.3
Revolving...................      163      .8       141      .7       148     0.7       165     0.9
                              -------   -----   -------   -----   -------   -----   -------   -----
     Total consumer.........    3,170    14.6     2,769    14.8     2,643    13.3     2,750    13.2
                              -------   -----   -------   -----   -------   -----   -------   -----
          Total.............  $21,816   100.0%  $18,745   100.0%  $19,732   100.0%  $21,008   100.0%
                              =======   =====   =======   =====   =======   =====   =======   =====

     For additional information regarding the composition of the loan portfolio and descriptions of loan types, see "Business -- Lending Activities."

     Real estate loans include loans secured by real estate for a variety of purposes including commercial properties, income producing properties, owner-occupied residential and construction and development. Loans secured by real estate equaled $14.6 million, or 67.0%, of the loan portfolio at September 30, 1998 compared to $12.7 million, or 67.8%, of the portfolio at September 30, 1997. At December 31, 1997, loans secured by real estate were $14.0 million, or 71.2%, of the portfolio compared to $13.5 million, or 64.0%, at December 31, 1996. The Company has experienced significant loan growth in the area of construction and development lending. This growth has, in part, resulted from the Company's lending activities in the suburban Atlanta, Georgia area. See "Business -- Lending Activities."

     Commercial, financial and agricultural loans include loans to individual, partnership or corporate borrowers which are obtained for a variety of business purposes. Commercial, financial and agricultural loans equaled $4.0 million, or 18.4%, of the portfolio at September 30, 1998 compared to $3.3 million, or 17.4%, of the portfolio at September 30, 1997. At December 31, 1997, these loans were $3.1 million, or 15.5%, of the portfolio compared to $4.8 million, or 22.8%, of the portfolio at December 31, 1996.

     Consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans, including automobile loans and pre-approved lines of credit. At September 30, 1998 and September 30, 1997, consumer loans were $3.2 million and 2.8 million, respectively, representing 14.6% and 14.8% of the portfolio, respectively. At December 31, 1997, consumer loans were $2.6 million, or 13.3%, of the portfolio compared to $2.8 million, or 13.2%, at December 31, 1996.

     The repayment of loans in the portfolio as they mature is a source of liquidity for the Company. The following table sets forth the maturity of the Company's portfolio within specific intervals as of September 30, 1998:

                                                      SEPTEMBER 30, 1998
                        ------------------------------------------------------------------------------
                                                                          RATE STRUCTURE FOR LOANS
                                         MATURITY                          MATURING OVER ONE YEAR
                        -------------------------------------------   --------------------------------
                        ONE YEAR    OVER ONE                           PREDETERMINED       FLOATING OR
                           OR       YEAR TO     OVER FIVE                INTEREST          ADJUSTABLE
                          LESS     FIVE YEARS     YEARS      TOTAL         RATE               RATE
                        --------   ----------   ---------   -------   ---------------      -----------
Commercial, financial
  and agricultural....  $ 2,725      $1,262        $--      $ 3,987       $1,262              $ --
Real estate --
  construction........    3,928       1,044         --        4,972        1,054                --
Real
  estate -- mortgage..    5,134       4,532         13        9,679        4,545                --
Consumer..............    1,377       1,765         36        3,178        1,801                --
                        $13,171      $8,603        $49      $21,816       $8,662              $ --
                        =======      ======        ===      =======       ======              ====

     Asset Quality. Management considers the Company's asset quality to be of primary importance. The allowance for loan losses, which is utilized to absorb actual charge-offs in the loan portfolio, is maintained at a level sufficient to provide for estimated potential charge-offs of non-collectible loans. The loan portfolio is analyzed periodically in an effort to identify potential problems before they actually occur. The Company's allowance for loan losses is also analyzed monthly by management. This analysis includes a methodology that segments the loan portfolio by selected loan types and considers the current status of the portfolio, historical charge-off experience, current levels of delinquent, impaired and non-performing loans, as well as economic and inherent risk factors. In addition, the Company engages a third party consultant to review its loan portfolio semi-annually. The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. The following table sets forth the allowance for loan losses at September 30, 1998 and 1997 and December 31, 1997 and 1996. The allocation is based on management's grading of the loan portfolio with the remaining portion allocated to the general category, although the entire allowance is available to be used for charge-offs in any loan category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                               SEPTEMBER 30,                       DECEMBER 31,
                                     ---------------------------------   ---------------------------------
                                          1998              1997              1997              1996
                                     ---------------   ---------------   ---------------   ---------------
                                              % OF              % OF              % OF              % OF
                                            LOANS IN          LOANS IN          LOANS IN          LOANS IN
                                      $     CATEGORY    $     CATEGORY    $     CATEGORY    $     CATEGORY
                                     ----   --------   ----   --------   ----   --------   ----   --------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
Balance at end of period applicable
  to:
Commercial.........................  $ 41     18.4%    $ 38     17.4%    $  6     38.6%    $ 66     41.7%
Real estate -- construction........    64     22.8       27     17.4       50     24.8       66     12.1
Real estate -- mortgage............   189     44.2      312     50.4      323     23.3      365     33.0
Consumer...........................    75     14.6      115     14.8      105     13.3       57     13.2
General............................   465       --      366       --      268       --      325       --
                                     ----    -----     ----    -----     ----    -----     ----    -----
          Total allocation.........  $834    100.0%    $858    100.0%    $752    100.0%    $889    100.0%
                                     ====    =====     ====    =====     ====    =====     ====    =====

     The Company did not provide a provision for loan losses for the nine months ended September 30, 1998. For the nine months ended September 30, 1997, the Company provided a loss provision of $15,000. For the year ended December 31, 1997, the Company provided a provision of $16,000, representing a 71.4% decrease from the provision of $56,000 for the year ended December 31, 1996. The Company is continuing to decrease the amount of the provision in recognition of improvements made in the Company's level of non-performing assets and loan charge-offs. The Company experienced a net recovery of $82,000 for the nine months ended September 30, 1998, compared with a net charge-off of $46,000 for the nine months ended September 30, 1997. Net charge-offs were $153,000 for the year ended December 31, 1997, or 0.8%, of average loans outstanding, compared with $322,000, or 1.5%, of average loans outstanding, for the year ended December 31, 1996. The following table contains an analysis of the allowance for loan losses including the amount of charge-offs and recoveries by loan type, for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996.

                             SUMMARY OF ALLOWANCES

                                                               NINE MONTHS
                                                                  ENDED          YEAR ENDED
                                                              SEPTEMBER 30,     DECEMBER 31,
                                                              --------------    -------------
                                                              1998     1997     1997    1996
                                                              -----    -----    ----   ------
                                                               (IN THOUSANDS, EXCEPT RATIOS)
Balance, beginning of period................................  $752     $889     $889   $1,155
CHARGE-OFFS:
Commercial, financial and agricultural (primarily single
  payment)..................................................    --       70       91      143
Consumer (primarily installment)............................    17       44      141      381
Credit cards................................................     1        4       10       29
                                                              ----     ----     ----   ------
                                                                18      118      242      553
RECOVERIES:
Commercial..................................................    16        6        8       11
Consumer (primarily installment)............................    83       65       80      212
Credit cards................................................     1        1        1        8
                                                              ----     ----     ----   ------
                                                               100       72       89      231
Net charge-offs (recovery)..................................   (82)      46      153      322
                                                              ----     ----     ----   ------
Provision charged to operations.............................    --       15       16       56
                                                              ----     ----     ----   ------
Balance, end of period......................................  $834     $858     $752   $  889
                                                              ====     ====     ====   ======
Ratio of net charge-offs (recovery) to average loans........  (4.0)%    2.3%     0.8%     1.5%
                                                              ====     ====     ====   ======
Ratio of allowance to period-end loans......................   4.1%     4.7%     3.8%     4.2%
                                                              ====     ====     ====   ======

     Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and when such loans are 90 days or more past due. Although non-performing assets represent potential losses to the Company, management does not anticipate any aggregate material losses since most loans are believed to be adequately secured. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses.

     The following table summarizes non-performing assets by type at September 30, 1998 and 1997 and December 1977 and 1996. Other than the amounts listed, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                       SCHEDULE OF NON-PERFORMING ASSETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                              -------------   -------------
                                                              1998    1997    1997    1996
                                                              -----   -----   -----   -----
                                                                     (IN THOUSANDS)
Non-accrual.................................................  $  1    $ 50    $ 43    $143
Past due 90 days or more and still accruing interest........    --      --      --       7
Other real estate...........................................   253     452     306     516

     Investment Portfolio. Total investment securities were $14.8 million at September 30, 1998, an increase of $3.6 million, or 32.1%, from $11.2 million at September 30, 1997. At December 31, 1997, total investment securities were $13.8 million, an increase of $1.2 million, or 9.3%, from $12.6 million at December 31, 1996. As a percentage of total assets, investment securities were 33.8% and 29.4% at September 30, 1998 and 1997, respectively, and were 34.0% and 33.1% at December 31, 1997 and 1996, respectively.

     The Company invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, the Company enters into Federal funds transactions with principal correspondent banks.

     The Company's entire securities portfolio has been categorized as Available-For-Sale. While the Company has no plans to liquidate a significant amount of any securities, the Company's securities may be used for liquidity purposes when management deems it to be in the best interests of the Company. Due to declines in interest rates, and in order to maintain liquidity, the majority of the securities purchased has been relatively short-term in maturity. United States government agency securities continue to represent a majority of the portfolio.

     The following tables present the amortized cost, market value and weighted average yield for investment securities at September 30, 1998 and 1997, and December 31, 1997 and 1996, and presents the scheduled maturities and yields of the securities at June 30, 1998.

                             INVESTMENT SECURITIES

                                                SEPTEMBER 30,                                           DECEMBER 31,
                       ---------------------------------------------------------------   ------------------------------------------
                                    1998                             1997                             1997                  1996
                       ------------------------------   ------------------------------   ------------------------------   ---------
                                             WEIGHTED                         WEIGHTED                         WEIGHTED
                       AMORTIZED   MARKET    AVERAGE    AMORTIZED   MARKET    AVERAGE    AMORTIZED   MARKET    AVERAGE    AMORTIZED
                         COST       VALUE     YIELD       COST       VALUE     YIELD       COST       VALUE     YIELD       COST
                       ---------   -------   --------   ---------   -------   --------   ---------   -------   --------   ---------
U.S. Treasury........   $   249    $   250     6.6%      $   246    $   248     6.7%      $   247    $   249     6.7%      $   244
U.S. government
  agency.............    13,363     13,542     6.4         9,254      9,166     6.5        11,724     11,705     6.5        10,260
State and municipal
  obligations(1).....       805        831     7.4         1,783      1,805     7.4         1,784      1,824     7.4         2,137
                        -------    -------               -------    -------               -------    -------               -------
Total investment
  securities(1)......   $14,417    $14,623               $11,283    $11,219               $13,755    $13,778               $12,641
                        =======    =======               =======    =======               =======    =======               =======

                          DECEMBER 31,
                       ------------------
                              1996
                       ------------------
                                 WEIGHTED
                       MARKET    AVERAGE
                        VALUE     YIELD
                       -------   --------
U.S. Treasury........  $   253     6.8%
U.S. government
  agency.............   10,204     6.5
State and municipal
  obligations(1).....    2,146     6.9
                       -------
Total investment
  securities(1)......  $12,603
                       =======

                                                                            SEPTEMBER 30, 1998
                                          --------------------------------------------------------------------------------------
                                                             AFTER ONE        AFTER FIVE
                                              WITHIN          YEAR TO          YEARS TO          AFTER
                                             ONE YEAR        FIVE YEARS       TEN YEARS        TEN YEARS                WEIGHTED
                                          --------------   --------------   --------------   --------------             AVERAGE
                                          AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD    TOTAL     YIELD
                                          ------   -----   ------   -----   ------   -----   ------   -----   -------   --------
U.S. Treasury...........................   $ --      --%    $ 250     6.6%   $  --      --%   $--       --%   $   250     6.6%
U.S. government agency..................     --      --     4,321     6.2    9,206     6.4     15     10.0     13,542     6.4
State and municipal obligations(1)......     --      --       220     6.8      611     7.2     --       --        831     7.4
                                           ----            ------           ------            ---             -------
        Total investment
          securities(1).................   $ --            $4,791           $9,817            $15             $14,623
                                           ====            ======           ======            ===             =======

---------------

(1) Yields stated on a tax equivalent basis.

     Deposits. The Company's deposits were $35.8 million at September 30, 1998, an increase of $5.2 million, or 17.0%, from the September 30, 1997 balance of $30.6 million. The Company's deposits were $32.9 million at December 31, 1997, an increase of $2.2 million, or 7.2%, from $30.7 million at December 31, 1996.

     Average interest-bearing liabilities were $29.5 million for the nine months ended September 30, 1998 compared to $27.8 million for the nine months ended September 30, 1997. Average noninterest-bearing deposits were $3.7 million and $3.3 million for the nine months ended September 30, 1998 and 1997, respectively. Average interest bearing liabilities were $26.8 million for the year ended December 31, 1997 compared to $28.9 million for the year ended December 31, 1996. Average noninterest-bearing deposits were $3.4 million and $2.8 million for the years ended December 31, 1997 and 1996, respectively.

     As interest rates declined over the past several years, the Company's customers shortened the terms of their deposits allowing the depositors to react more quickly to rising interest rates. The marketplace for deposits is extremely competitive from both traditional financial institutions, such as banks, as well as other more non-traditional and less regulated financial intermediaries such as brokerage houses and mutual funds. The Company seeks to attract and retain retail customers through competitive products and quality service. In the commercial area, management is focused on building long-lasting relationships that will foster deposit growth. In addition, the Company offers a broad range of products to attract and maintain customers.

     The Company's growth in retail deposits has been primarily through increases in certificate of deposit accounts. At September 30, 1998, certificates of deposit totaled $19.7 million, an increase of $2.1 million, or 11.9%, from the September 30, 1997 balance of $17.6 million. At September 30, 1998, certificates with maturities of one year or less were $17.4 million representing an increase of $4.9 million, or 39.2%, from September 30, 1997. Certificates with maturities of one year or more were $2.3 million representing a decrease of $2.8 million, or 54.9%, from September 30, 1997. At December 31, 1997, certificates of deposit totaled $17.6 million, a decrease of $753,000, or 4.1%, from the December 31, 1996 balance of $18.4 million. Certificates with maturities of one year or less were $13.0 million, representing a decrease of 7.6% from December 31, 1996. Certificates with maturities of one year or more were $4.6 million, representing an increase of 15.0% from December 31, 1996.

     The Company may at times purchase Federal funds as an additional short-term funding source. In addition, the Company has available lines of credit with various correspondence institutions. See "Business -- Correspondent Banking."

     The following table presents, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

                                              NINE MONTHS ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                           -------------------------------------   -------------------------------------
                                                 1998                1997                1997                1996
                                           -----------------   -----------------   -----------------   -----------------
                                           AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                           BALANCE    RATE     BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                           -------   -------   -------   -------   -------   -------   -------   -------
                                                                (IN THOUSANDS, EXCEPT PERCENTAGES)
Noninterest-bearing......................  $ 3,677      --%    $ 3,313      --%    $ 3,361      --%    $ 2,840      --%
NOW......................................    6,169     2.4       4,461     2.1       4,464     2.3       4,146     2.5
Money Market.............................    2,795     3.6       2,495     3.3       2,649     3.2       2,270     2.6
Savings..................................    1,899     2.5       1,804     2.6       1,814     2.5       1,920     2.5
Time Deposits............................   18,652     5.9      19,075     5.1      17,879     5.6      20,569     5.7
                                           -------     ---     -------     ---     -------     ---     -------     ---
                                           $33,192     4.7     $31,148     4.3     $30,167     4.5     $31,745     4.8
                                           =======             =======             =======             =======

     The maturities of certificates of deposit accounts of $100,000 or more as of September 30, 1998 were as follows:

                                                              (IN THOUSANDS)
Three months or less........................................      $1,349
Three to six months.........................................       1,068
Six to twelve months........................................       2,399
Over twelve months..........................................         100
                                                                  ------
                                                                  $4,916
                                                                  ======

CAPITAL RESOURCES

     Shareholders' equity was $7.5 million at September 30, 1998, an increase of $300,000, or 4.2%, from $7.2 million at September 30, 1997. At December 31, 1997, shareholders' equity was $7.3 million, an increase of $200,000, or 2.8%, from $7.1 million at December 31, 1996. The increase in both periods resulted from retained net income and changes in the unrealized gain or loss on securities available-for-sale. Assuming the sale of all 740,741 shares of Common Stock had been completed on September 30, 1998 and resulted in net proceeds of approximately $10.0 million, the Company's pro forma shareholders' equity would have been approximately $17.5 million, pro forma book value per share would have been $12.55, pro forma leverage capital ratio would have been 32.5%, tier 1 risk based capital ratio would have been 47.3% and total risk based capital ratio would have been 48.3%

     Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve Board, the primary federal regulators for the Bank and the Company, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with the guidelines. As shown in the following table, at September 30, 1998 and 1997, and at December 31, 1997 and 1996, the Company maintained capital levels exceeding the minimum levels required for "well capitalized" bank holding companies. See "Supervision and Regulation."

                               REGULATORY CAPITAL

                                                    SEPTEMBER 30,                         DECEMBER 31,
                                         -----------------------------------   -----------------------------------
                                               1998               1997               1997               1996
                                         ----------------   ----------------   ----------------   ----------------
                                         AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT
                                         ------   -------   ------   -------   ------   -------   ------   -------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
Tier 1 risk based:
  Actual...............................  $7,200    27.1%    $7,033    31.6%    $7,099    30.0%    $6,870   30.8%
  Minimum required.....................   1,062     4.0        886     4.0        945     4.0        891    4.0
Total risk based:
  Actual...............................   7,538    28.4      7,317    32.4      7,400    31.3      7,156   32.1
  Minimum required.....................   2,124     8.0      1,772     8.0      1,890     8.0      1,783    8.0
Leverage:
  Actual...............................   7,200    16.7      7,033    18.3      7,099    18.9      6,870   17.6
  Minimum required.....................   1,727     4.0      1,481     4.0      1,503     4.0      1,557    4.0

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     A primary objective of interest rate sensitivity management is to ensure the stability and quality of the Company's primary earning component, net interest income. This process involves monitoring the Company's balance sheet in order to determine the potential impact that changes in the interest rate environment would have on net interest income. Rate sensitive assets and liabilities have interest rates which are subject to change within a specific time period, due to either maturity or contractual agreements which allow the instruments to reprice prior to maturity. Interest rate sensitivity management seeks to ensure that both assets and liabilities react to changes in interest rates within a similar time period, thereby minimizing the risk to net interest income.

                         INTEREST SENSITIVITY ANALYSIS

                                                          SEPTEMBER 30, 1998
                               ------------------------------------------------------------------------
                                                                         TOTAL     TOTAL OVER
                               1-90 DAYS   91-180 DAYS   181-365 DAYS   ONE YEAR    ONE YEAR     TOTAL
                               ---------   -----------   ------------   --------   ----------   -------
                                                    (IN THOUSANDS, EXCEPT RATIOS)
INTEREST EARNINGS ASSETS:
Loans, net of non-accruals...   $ 6,772      $ 4,266       $ 2,150      $ 13,188    $ 8,628     $21,816
Taxable investment
  securities.................       250           --            --           250     13,542      13,792
Tax exempt investment
  securities.................        --           --            --            --        831         831
Federal funds sold...........     3,000           --            --         3,000         --       3,000
                                -------      -------       -------      --------    -------     -------
          Total interest
            earning assets...    10,022        4,266         2,150        16,438     23,001      39,439
                                -------      -------       -------      --------    -------     -------
INTEREST BEARING LIABILITIES:
Savings/NOW/MMA..............    12,539           --            --        12,539         --      12,539
Other time deposits..........     3,809        5,318         8,251        17,378      2,344      19,722
                                -------      -------       -------      --------    -------     -------
          Total interest
            bearing
            liabilities......    16,348        5,318         8,251        29,917      2,344      32,261
                                -------      -------       -------      --------    -------     -------
Interest sensitivity gap.....   $(6,326)     $(1,052)      $(6,101)     $(13,479)
                                =======      =======       =======      ========
Ratio of interest sensitive
  assets to interest
  sensitive liabilities......        61%          80%           26%           55%

     The measurement of the Company's interest rate sensitivity, or "gap," is a technique traditionally used in asset/liability management. The interest sensitivity gap is the difference between repricing assets and repricing liabilities for a particular time period. The preceding table indicates a ratio of rate sensitive assets to rate sensitive liabilities within one year at September 30, 1998 of 60%. This ratio indicates that net interest income would increase in a rising interest rate environment and decrease in a falling interest rate environment. Included in rate sensitive liabilities are certain deposit accounts (such as savings, NOW and MMA accounts), that are subject to immediate withdrawal and repricing, and have no stated maturity. These balances are presented in the category that management believes best identifies their actual repricing patterns.

     In addition to the traditional gap analysis, the Company also utilizes a computer based interest rate risk simulation model. This comprehensive model includes rate sensitivity gap analysis, rate shock net interest margin analysis, and asset/liability term and rate analysis. The Company uses this model to monitor interest rate risk on a monthly basis and to detect trends that may affect the overall net interest income for the Company. This simulation incorporates the dynamics of balance sheet and interest rate changes and reflects the related effect on net interest income. As a result, this analysis more accurately projects the risk to net interest income over the upcoming twelve month period.

     Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of the Company's customers. Deposit withdrawals, loan funding, and general corporate activity create a need for liquidity for the Company. Liquidity is derived from sources such as deposit growth, maturity/calls/sales of investment securities, principal and interest payments on loans, access to borrowed funds or lines of credit, and profits.

     The Company purchases Federal funds as an additional short-term funding sources. In addition, the Company has available lines of credit with various correspondent institutions. See "Business -- Correspondent Banking."

     Interest rate risk management and liquidity management are both a part of the Company's overall asset/liability management process. The primary oversight of asset/liability management rests with the Bank's Asset and Liability Committee, which is comprised of senior management and a member of the Board of Directors. The committee meets on a regular basis to review the asset liability management activities of the Company and monitor compliance with established policies. A member of the Board of Directors chairs the committee and reports on its activities to the full Board of Directors.

YEAR 2000

     A critical issue affecting companies that rely extensively on electronic data processing systems, such as the Company, is the Year 2000 issue. This issue deals with the Company's ability to process year-date data accurately beyond the year 1999. The Year 2000 issue has been a well-publicized, but nevertheless continually evolving issue. The Company is dependent upon electronic data processing for nearly all of its major activities. During 1997, the Company formed an internal task force, chaired by the Executive Vice President, to address the Year 2000 issue, conduct a comprehensive review of the Company's systems and ensure that the Company takes any necessary measures. The Company believes that its systems, those of the Bank and its data processing service provider are currently Year 2000 compliant and does not believe that material expenditures will be necessary to implement any further modifications. As of September 30, 1998, the Company had spent approximately $45,000 to upgrade its software and hardware systems to help ensure that its systems would be Year 2000 compliant. The Company has issued a certification request to its data processing service provider seeking assurance that its systems will be Year 2000 compliant. The service provider has responded that its systems are Year 2000 compliant now.

     The Company also recognizes the importance of determining that its borrowers are facing the Year 2000 problem in a timely manner to avoid deterioration of its loan portfolio solely due to this issue. All material relationships have been identified to assess the inherent risks. The Company plans to work on a one-on-one basis with any borrower who has been identified as having high Year 2000 risk exposure.

     The Company's contingency plans relative to Year 2000 issues have not been finalized. Management will develop and modify a "worst case scenario" contingency plan which will, among other things, anticipate that the Company's deposit customers will have increased demands for cash in the latter part of 1999. The plan also provides for copies of documents to be produced in case of equipment failure, utilization of security personnel in case of security equipment failure, manual posting of transactions, hiring temporary additional personnel and telephone verification of information normally received by electronic means.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share. This new accounting standard applied to entities with publicly held common stock or potential common stock, such as the Company. SFAS No. 128 simplifies the standards for computing earnings per share previously found in other accounting standards, requires dual presentation of basic and diluted earnings per share on the face of the income statement for entities with complex capital structures such as the Company, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. The Company adopted this new accounting standard at December 31, 1997 and restated all prior period earnings per share data presented.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available-for-sale is expected to be disclosed as an additional component of the Company's income under the requirements of SFAS No. 130. The Company adopted this Statement for interim reporting periods beginning in 1998. This Statement will apply to all future financial reporting by the Company. The adoption of this Statement did not have a material effect on the Company's financial reporting.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of this Statement to have a material effect on the Company's financial reporting.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. The statement does not change the measurement or recognition of those plans, but requires additional information on changes in benefits obligations and fair values of plan assets, and eliminates certain disclosures previously required by SFAS Nos. 87, 88 and 106. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of this Statement to have a material effect on the Company's financial reporting.

     In June 1998, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this Statement to have a material adverse impact on financial condition or results of operation. At the initial application of this Statement, the Company may elect to transfer any security classified by the Company as held-to-maturity to the available-for-sale or trading classification. In addition, the Company may elect to transfer any security classified as available-for-sale to the trading classification. Presently, management does not expect to elect these options.

EFFECTS OF INFLATION

     Inflation affects financial institutions in ways that are different from most commercial and industrial companies, which have significant investments in fixed assets and inventories. The effect of inflation on interest rates can materially impact bank operations, which rely on net interest margins as a major source of earnings. Noninterest expenses, such as salaries and wages, occupancy and equipment cost are also negatively impacted by inflation.

                                    BUSINESS

BACKGROUND

     The Company was formed as a Georgia corporation in January 1997 at the direction of the Board of Directors of the Bank based on its belief that a reorganization of the Bank (the "Reorganization") into a holding company structure would provide a platform to strengthen the Bank's competitive position. On April 28, 1997, the shareholders of the Bank approved the Reorganization and, after receipt of final regulatory approvals, the Reorganization was consummated on June 6, 1997.

     The Bank, which is the only subsidiary of the Company, was chartered under the laws of Georgia in 1988 as a locally-owned, full-service commercial bank with deposits insured by the FDIC. Due to unsuccessful operating strategies employed by the former management of the Bank, the Board of Directors of the Bank began addressing certain asset quality problems which had developed during 1994. As a result of these asset quality problems, the Bank recorded a loss of $508,000 in 1994 and entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC in March 1995 (the "MOU"). Pursuant to the MOU, the Bank agreed to improve its condition and operating performance and to address certain specifically identified deficiencies. In 1995, a new management team made significant progress in addressing the performance issues identified in the MOU. The Bank returned to profitability by earning $154,000 in that year and, in November 1996, the MOU was rescinded.

     In February 1997, the Bank was contacted by several Augusta businessmen who offered to assist the Company in financing the expansion of the Company's banking operations in the Augusta Market. This group of Augusta businessmen included Ray Brown, Arthur J. Gay, Jr., J. Randal Hall, George H. Inman, John W. Lee, A. Montague Miller and Julian W. Osbon (collectively, the "Augusta Group"). Discussions with the Augusta Group continued until October 1997, when an agreement was entered into with the Augusta Group (the "Agreement"), pursuant to which the Company agreed (i) to register shares of the Common Stock for sale in a public offering and to use the net proceeds to expand the Company's banking operations in the Augusta Market, (ii) to elect Patrick G. Blanchard President and Chief Executive Officer of the Company and (iii) to elect certain members or representatives of the Augusta Group to the Board of Directors of the Company. See "Management."

     Pursuant to the Agreement, on February 19, 1998, the Company commenced a "best efforts" offering of Common Stock undertaken by certain directors and officers of the Company (the "Original Best Efforts Offering"). The Original Best Efforts Offering commenced on February 19, 1998 and, as of August 18, 1998, had resulted in the receipt of subscriptions for 310,000 shares of Common Stock, at $13.50 per share, from approximately 265 subscribers (the "Initial Subscribers"). Although, by its terms, the Original Best Efforts Offering could have been extended without modification through February 14, 1999, the Company decided to restructure the Original Best Efforts Offering prior to that date after Interstate/Johnson Lane Corporation ("IJL"), a firm with extensive experience in raising equity capital for community banks and their holding companies, advised the Company that it would underwrite the sale of the Common Stock on a firm commitment basis (the "Firm Commitment Offering"). Accordingly, the Company amended its Prospectus relating to the Original Best Efforts Offering and, on October 2, 1998, began joint marketing efforts with IJL to sell, on a firm commitment basis, up to 740,000 shares of Common Stock at the same price per share ($13.50) as offered in the Original Best Efforts Offering. On October 28, 1998, IJL informed the Company that it could not complete the Firm Commitment Offering due to unfavorable market conditions. Shortly thereafter, the Company withdrew from the Securities and Exchange Commission (the "SEC") its Registration Statement relating to the Firm Commitment Offering, deregistered with the SEC the Common Stock which had been registered in connection with the Original Best Efforts Offering and returned to the Initial Subscribers their subscription proceeds with interest. After the termination of the Original Best Efforts Offering and Firm Commitment Offering, the Company explored various alternatives of raising equity capital in which the Augusta Group and others could participate. On December 9, 1998, the Company's Board of Directors approved this Offering, which the Company believes best enables it to rapidly accomplish its goal of raising equity capital through the participation of the Augusta Group and others, the net proceeds of which will promptly be used to expand the Company's banking operations in the Augusta Market.

     The Company is currently constructing a branch office in Augusta's Daniel Village, which is expected to open during the first quarter of 1999. In late 1999, the Company is planning to open a branch office in Martinez, Georgia, a growing community adjacent to Augusta. Future business plans include further expansion in the Augusta Market by opening additional branch offices and through the possible acquisition of other banks or branches.

AUGUSTA MARKET

     The Augusta Market consists of the City of Augusta in Richmond County, the adjacent Georgia counties of McDuffie and Columbia located west and northwest of Augusta, and the adjacent South Carolina counties of Aiken and Edgefield, located east and northeast of Augusta just across the Savannah River. Columbia County is one of the fastest growing counties in Georgia in terms of both population and commercial growth. The economy of the Augusta Market is diverse, and consists of established and new residential neighborhoods, commercial and retail businesses, large corporate headquarters, light and heavy manufacturing, a growing service sector, a university-supported health care community and significant sports and recreation enterprises. As of June 30, 1998, the latest period for which government reports are available, there were 14 depository institutions (including the Bank) represented in the Augusta Market with aggregate deposits of approximately $3.8 billion.

     The Augusta Market has been significantly affected by consolidation in the banking industry in recent years, and particularly by the acquisition of Bankers First Corporation by SouthTrust Corporation in 1996 and by the acquisition of Allied Bankshares, Inc. by Regions Financial Corporation in 1997. Consolidation often results in the dissolution of local boards of directors and the dislocation of management and customer service personnel with extensive banking experience and strong ties to the local community. Accordingly, management believes that many customer relationships in the Augusta Market have been disrupted as the larger regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered by less personalized delivery systems, creating a demand for the delivery of higher quality, personalized banking services to individuals and small to medium-sized businesses. As a result of these factors, management believes that the Company has a unique opportunity to attract and retain experienced and talented management personnel and to become the primary provider of community banking services in the Augusta Market.

     The following is a summary description of each of the communities the Company currently serves or will serve after its initial expansion in the Augusta Market.

     Augusta. As a result of the consolidation of the City of Augusta and Richmond County in 1996, Augusta became the second largest city in Georgia with an estimated population of 193,000. Augusta is the nucleus of what is known as the Central Savannah River Area ("CSRA"), which is comprised of the surrounding Georgia counties of Columbia, McDuffie, Burke, Jefferson, Lincoln and Wilkes and the South Carolina counties of Aiken, Edgefield, McCormick and Barnwell. Augusta is also home to a large medical community, with the Medical College of Georgia being one of the area's largest employers. Augusta's Fort Gordon, where the United States Army Signal Corps operates one of the largest communication facilities in the world, further contributes to the strong economic base of Augusta by employing over 4,500 civilians.

     The Company's new Augusta office, which is presently under construction at 2805 Wrightsboro Road, is located in the Daniel Village, an area which management believes to be one of Augusta's strongest commercial and residential markets. As of June 30, 1998, deposit reports indicate total deposits for Augusta to be $2.1 billion, with the Daniel Village area accounting for approximately $253 million, or 13.1%, of Augusta's total deposits.

     To assist in the long-term growth, development and marketing of the Bank's new Augusta office, the Bank has established an Augusta Advisory Board of Directors. Members of the Augusta Advisory Board of Directors presently include:
Karen Foushee, M.D., a member of a local pediatric physicians practice group;

Don Grantham, President of Forest Sales Corporation; Michael B. Hagler, a local attorney; Frank Lawrence, President of Bobby Jones Ford, Inc.; Will McKnight, President of McKnight Construction Company; Edwin S. Presnell, City Director of KMC Telecom, Inc.; Cary H. Rivers, a retired executive of Club Car, Inc.; and Stephen H. Steinberg, a local attorney.

     Martinez. Adjacent to Augusta, Martinez is located in Columbia County, one of Georgia's fastest growing counties. With an estimated population of over 90,000, Columbia County's population is estimated to increase to over 102,000 in the next five years. As of June 30, 1998, deposit reports indicate total deposits for Columbia County to be $536 million, with the Martinez community accounting for $264 million, or 49.2% of Columbia County's total deposits. Although there are no banks headquartered in Columbia County, six southeastern regional banks and one community bank operate offices in the county.

     The major employers in Columbia County include: Greenfield Industries, Inc.; World Color Press; Howard Lumber Company; Club Car, Inc.; Fairway Ford of Augusta, Inc.; and the Columbia County Government Complex in nearby Evans, Georgia.

     The Company has established an Advisory Board of Directors for its new Martinez office. Members of the Advisory Board presently include: former U.S. Representative Doug Barnard, Jr.; Douglas Duncan, President and Chief Executive Officer of Golf Augusta Pro Shops, Inc., a franchisor of retail golf merchandise stores; Jake Ivey, President of J.W. Ivey & Associates, a residential construction firm; T.R. Reddy, an engineer and developer; Carl E. Sanders, Jr., a real estate developer; and Jimmy Whitehead, owner of a local retail tire business and Chairman of the Columbia County Board of Commissioners.

     Thomson. The county seat of McDuffie County, Thomson is located approximately 30 miles west of Augusta at the hub formed by the intersection of Interstate Highway 20 and U.S. Highway 78. McDuffie County's excellent highway system has served to make Thomson a retail shopping center for the surrounding counties. Major employers in McDuffie County include: Shaw Industries, Inc., Temple-Inland Forest Products Corporation, Badcock Furniture Company's distribution center, McDuffie County Hospital and Advance Auto Parts' distribution center.

     In addition to the Bank's two offices, McDuffie County is served by two southeastern regional banks and two branches of community banks headquartered in an adjacent counties.

BUSINESS STRATEGY

     The Company's business strategy is to become the community bank of choice in the Augusta Market. The principal elements of this strategy are to:

     - Expand the Company's presence in the Augusta Market by opening a branch office in Augusta in the first quarter of 1998 and in Martinez in late 1999;

     - Staff branch offices with local and responsive management teams emphasizing a high level of personalized customer service;

     - Leverage the extensive business relationships and diverse backgrounds of its Board of Directors and its branch office advisory boards to assist the Company in attracting customers;

     - Establish local indentities by using the names "First Bank-Augusta" for the Augusta branch office and "First Bank-Columbia County" for the Martinez branch office;

     - Target individuals, professionals and small to medium-sized business customers that require the attention and service which a community-oriented bank is well suited to provide;

     - Provide a broad array of traditional banking products and services while utilizing technology and strategic outsourcing to compete effectively with other financial institutions; and

     - Pursue further expansion opportunities in the Augusta Market by opening additional branch offices or through the possible acquisition of other banks or branches.

LENDING ACTIVITIES

     General. The Company engages in a full complement of lending activities, including real estate, commercial and consumer loans to individuals and small to medium-sized businesses and other organizations that are generally located in, or conduct a substantial portion of their business in, the Company's primary market area. The Company concentrates its lending efforts in the areas of real estate and consumer loans. As of September 30, 1998, the Company's loan portfolio consisted of 67.0% real estate loans (22.8% construction, 21.8% mortgage and 22.4% commercial), 18.4% commercial, financial and agricultural loans and 14.6% consumer loans. As of September 30, 1998, the Company had no large loan concentrations (exceeding 10% of its portfolio) in any particular industry. For more information on the Company's loan composition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Real Estate Loans. Loans secured by real estate for a variety of purposes constituted $14.6 million, or 67.0%, of the Company's total loans as of September 30, 1998. The Company held, as of September 30, 1998, real estate loans of various sizes ranging up to $1.5 million, secured by office buildings, retail establishments, warehouses, motels, restaurants and other types of property. Loan terms are typically limited to five years, although the installment payments may be structured generally on a 15-year amortization basis. Interest rates may be fixed or adjustable, based on market conditions. Management has attempted to reduce credit risk in the real estate portfolio by emphasizing loans on owner occupied office and retail buildings where the loan to value ratio, established by independent appraisals, does not exceed 80% and net project cash flow available for debt service equals 120% of the debt service requirement. The Company also requires personal guarantees of the principal owners of the property and obtains personal financial statements of the principal owners in such cases.

     As of September 30, 1998, approximately 18.0% of the Company's total loan portfolio consisted of real estate mortgage loans in suburban Atlanta. These loans were generated by a third party loan broker pursuant to a brokerage agreement with the Company and consist primarily of construction loans to builders of new homes and, to a lesser degree, commercial office buildings. The Company does not consider the loans generated by this broker to have any greater amount of risk than those generated in its primary market area of Thomson.

     The Company originates residential loans on single and multi-family properties, both owner occupied and non-owner occupied, and, as of September 30, 1998, it held $5.5 million of such loans. Loan terms are typically limited to five years, with payments through the date of maturity generally based on a 15-year amortization schedule. Rates may be fixed or variable, and the Company typically charges an origination fee. The Company attempts to minimize credit risk by requiring a loan to value ratio of 80% or less.

     Currently, the Company limits its portfolio of construction and development loans on commercial and residential projects to $7.5 million. However, as the Company's capital increases, this limit may be raised. As of September 30, 1998 and 1997, the Company held $5.0 million and $3.3 million, respectively, of such loans. To reduce credit risk associated with such loans, the Company limits its lending to projects involving small commercial centers that are substantially pre-leased. The leases on commercial projects must generally result in a loan to capitalized lease value of no greater value than 80% and a net cash flow to debt service ratio of at least 120%. The Company requires a personal guarantee from the developer or builder. Loan terms are typically six to 12 months on a commercial project and six months on a residential project, although the Company occasionally will make a "mini-permanent" loan for purposes of construction and development up to a five to 15-year term. Rates are typically variable, and the Company typically charges an origination fee. During 1997 and 1996, the Company experienced no net loan losses on these types of loans.

     Commercial Loans. Commercial lending is directed principally towards businesses whose demands for funds fall within the Company's legal lending limits and which are potential deposit customers of the Company. This category of loans includes loans made to individual, partnership or corporate borrowers which are obtained for a variety of business purposes. Such loans include short-term lines of credit, short to medium-term plant and equipment loans, short to medium-term land acquisition and development loans, construction loans and letters of credit. Commercial loans are generally secured by real estate, equipment and other business assets. Commercial loans to corporate borrowers generally require the guarantee of the owners.

     Consumer Loans. The Company's consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit. The Company's consumer loan portfolio comprised 14.6% of the Company's total loan portfolio as of September 30, 1998. As of September 30, 1998, the majority of the Company's consumer loans were secured by collateral primarily consisting of automobiles, and other personal property.

     Loan Approval and Review. The Company's loan approval policies provide for various levels of officer lending authority. When the aggregate outstanding loans to a single borrower exceed the Senior Lending Officer's lending authority, the loan request must be submitted to and approved by the Bank's Loan Committee.

     While risk of loss in the Company's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond the Company's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the Company's real estate portfolio. Although the Company has a diversified loan portfolio, the ability of borrowers to repay their loans is largely dependent upon economic conditions in the Augusta Market and the Atlanta metropolitan area, where many of the Company's construction loans are originated.

     The Company has a continuous loan review procedure designed to promote early identification of credit quality problems. The Bank's Senior Lending Officer is charged with the responsibility of reviewing, no less than annually, all credit relationships in excess of $100,000 in the portfolio. The Senior Lending Officer also reviews all criticized and classified assets in the Company's portfolio quarterly with the Loan Committee of the Bank. The Senior Lending Officer is responsible for implementing, where appropriate, approved action plans with respect to such criticized and classified assets designed to improve the Company's credit position for an early resolution of the problem loan. As part of its overall strategy to improve policies and procedures, the Company also engages a third party consultant to review its loan portfolio on a semi-annual basis.

     For more information on the Company's allowance for loan and lease losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Unless the Board of Directors of the Bank approves otherwise, loans past due 90 days or more, or those involved in bankruptcy proceedings, are placed in non-accrual status. For a loan to be an exception to this policy, it must be well secured by readily marketable collateral with sufficient liquidation value to protect the Company from loss and the loan must be in the process of collection. There were no loans restructured for 1997 or 1996. The Board of Directors of the Bank monitors the loan portfolio quarterly to enable it to evaluate the adequacy of the allowance for loan losses. The loans are rated and the reserve established based on the assigned rating. The provision for loan losses charged to operating expenses is based on this established reserve. Factors considered by the Bank's Loan Committee in rating the loans include delinquent loans, underlying collateral value, payment history and local and general economic conditions affecting collectibility.

DEPOSITS

     The Company offers a wide range of commercial and consumer interest bearing and noninterest bearing deposit accounts, including checking accounts, money market accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, certificates of deposit and regular savings accounts. The sources of deposits are residents, businesses and employees of businesses within the Company's market area, obtained through the personal solicitation of the Company's officers and directors, direct mail solicitation and advertisements published in the local media. See "-- Marketing." The Company pays competitive interest rates on time and savings deposits. In addition, the Company has implemented a service charge fee schedule competitive with other financial institutions in the Company's market area, such as maintenance fees on checking accounts, per item processing fees on checking accounts and returned check charges.

     For more information on the Company's various types of deposits accounts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING

     The Company currently markets its services through advertising campaigns and in printed material, such as newspapers, magazines and direct mailings, as well as through promotional items, such as caps, pens, pencils and shirts. The Company's officers are also heavily involved in local civic affairs and philanthropic organizations in order to focus customers on products and services on a personal level. The Company sponsors community events and holds grand opening ceremonies for its new branches to which local dignitaries are invited to speak and to participate in the festivities. Since the Company does not have a fully-staffed marketing department, the Company's marketing, advertising and public relations campaigns focus on the following two components:

     - Value. Among other things, the Company offers attractive rates for its financial products, including its certificates of deposit and checking accounts. This pricing structure has been successful in attracting depositors who are motivated by the Company's rates, as well as by the variety of individualized services the Company promotes and offers.

     - Convenience and Service. All personnel of the Company are encouraged to focus on serving the individual needs of the Company's customers. For example, senior personnel are accessible to customers on very short notice, even after normal banking hours.

     Management intends to continue to market the Company's services through a combination of advertising campaigns, public relations activities and local affiliations. In Augusta and Martinez, the Company has established advisory boards, comprised of local community leaders, to assist the branch offices in attracting customers. While the key messages of value, convenience, service and reliability will continue to play a major role in the Company's marketing and public relations efforts, management may also focus on targeted groups, such as professionals, in addition to small to medium-sized local businesses.

     A vital part of the Company's marketing plan is the execution of a public relations strategy. Many traditional public relations methods will be used in promoting Company services. Management intends to pursue media coverage, including general press, industry periodicals and other media covering banking and finance, consumer issues and special interests. Press releases, media alerts and presentations will announce new banking services as they are added.

CORRESPONDENT BANKING

     Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The Company is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

     The Company participates in loans with correspondent banks. Management of the Company has established correspondent relationships with The Bankers Bank, Atlanta, Georgia and SunTrust Bank, Atlanta, Georgia. As compensation for services provided by a correspondent, the Bank maintains certain balances with the correspondent in noninterest bearing accounts.

COMPETITION

     Competition among financial institutions in the Augusta Market is intense. The Company competes primarily with other bank holding companies, state and national commercial banks and savings and loan associations. Most of these competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, the Company also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds, and other financial institutions which have recently begun offering some traditional banking services. The competition between these types of financial institutions and commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial institutions. The full impact of this legislation and subsequent laws that will continue to deregulate the financial services industry even further cannot be fully assessed or predicted. Many of the Company's competitors have substantially greater resources and lending limits, larger branch office networks and are able to offer a broader range of products and services than the Company.

EMPLOYEES

     The Company currently employs 23 persons on a full-time or part-time basis, including five officers. The Company anticipates that approximately 11 additional persons will be required on a full-time basis, including additional tellers and customer service representatives, to staff the Company's two proposed office locations.

PROPERTIES

     The Company's main office is located at 110 East Hill Street in Thomson. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. In addition, the Company has a branch office, which is located at 1043 Washington Road, in Thomson. The branch office is approximately two miles north of the main office, is approximately 2,600 square feet in size and is located on 1.25 acres of land.

     The Company has purchased a site located adjacent to the Daniel Village Shopping Center at 2805 Wrightsboro Road for its new Augusta branch office. On October 12, 1998, the Company's new Augusta branch office was destroyed by fire. The office, which was under construction at the time of the fire and had not yet been occupied by the Company, was insured by the contractor. Prior to the fire, the Company expected the office to open in the fourth quarter of 1998. As a result of the fire, the Company expects this office will open during the first quarter of 1999. The Company expects to purchase property in Martinez, a community adjacent to Augusta, in the near future. The Augusta and Martinez offices will be relatively similar to the Company's current branch office located on Washington Road.

MONETARY POLICIES

     The results of operations of the Company are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Company.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this Prospectus, the Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on the Company.

                           SUPERVISION AND REGULATION

GENERAL

     The Company and the Bank operate in a highly regulated environment, and their business activities are governed by statute, regulation and administrative policies. The business activities of the Company and the Bank are closely supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the Georgia Banking Department and the FDIC.

     The Company is regulated by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The

Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the Company may not deem it advisable to provide such assistance.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, (the "Riegle-Neal Act") the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that the Company and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside Georgia can acquire any Georgia-based bank, in either case, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Pursuant to the Riegle-Neal Act, Georgia has adopted an interstate banking statute that removed restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions.

     A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities: acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and nonbank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States, the states and their political subdivisions. In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition or gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved.

     The Company is also regulated by the Georgia Banking Department under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain the prior approval of the Commissioner of Banking before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any bank unless the bank being acquired is either a bank for purposes of the BHC Act, or a federal or state savings and loan association or a federal savings bank whose deposits are insured by the Savings Association Insurance Fund, and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Commissioner of Banking for approval of such acquisition.

     As a state bank, the Bank is subject to the supervision of the Georgia Banking Department and the FDIC. In addition, the Bank, as a subsidiary of the Company, will be subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     Georgia recently adopted legislation which reduces the restrictions on a bank's ability to establish branch offices. Under the new legislation, a bank located in the state is permitted to establish new or additional branch offices anywhere in the state (i) upon approval of the Georgia Banking Department, (ii) by relocation of the parent bank or another branch office, or (iii) by merger, consolidation, or the purchase of assets and the assumption of liabilities involving another parent bank or branch bank.

     Georgia has also enacted an interstate banking statute which authorizes bank holding companies located throughout the United States to acquire banks and bank holding companies located in Georgia under certain conditions. Such legislation has had the effect of increasing competition among financial institutions in the Augusta Market and in Georgia generally.

CAPITAL ADEQUACY REQUIREMENTS

     Both the Company and the Bank are subject to regulatory capital requirements imposed by the Federal Reserve Board and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to state-chartered banks which are not members of the Federal Reserve Board System and whose deposits are insured by the FDIC regardless of whether they are a subsidiary of a bank holding company. Both agencies' requirements (which are substantially similar) provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. As of September 30, 1998, the Bank's risk-based capital ratio was 28.4% and its leverage ratio was 16.7%. These ratios are well above the minimum standards.

     Both the Federal Reserve Board and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under the Federal Reserve Board's rule, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

     Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations rated composite 1 under the CAMELS rating systems for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

     The Federal Reserve Board and the FDIC have adopted regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the agencies' capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. The agencies have also issued a joint policy statement which provides guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasize the necessity of adequate oversight by a bank's Board of Directors and senior management and of a comprehensive risk management process The policy statement also describes the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

PROMPT CORRECTIVE ACTION

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the FDICIA involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the FDICIA does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The FDICIA creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the FDICIA and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions. Further, these institutions will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

     As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

     In order to comply with the FDICIA, the Federal Reserve Board and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting criteria, interest rate exposure, asset growth, and compensation, fees and benefits.

     In response to the directive issued under the FDICIA, the Federal Reserve Board and the FDIC have adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the FDICIA. The following table reflects the capital thresholds:

                                                      TOTAL RISK -    TIER 1 RISK -    TIER 1
                                                      BASED CAPITAL   BASED CAPITAL   LEVERAGE
                                                          RATIO           RATIO        RATIO
                                                      -------------   -------------   --------
Well Capitalized(1).................................      >=10%           >=6%           >=5%
Adequately Capitalized(1)...........................       >=8%           >=4%           >=4%(2)
Undercapitalized(3).................................  Less than8%     Less than4%      Less than4%(4)
Significantly Undercapitalized(3)...................  Less than6%     Less than3%      Less than3%
Critically Undercapitalized.........................        --             --          Less than Equal to2%(5)

---------------

(1) An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(5) Ratio of tangible equity to total assets.

REPORTING REQUIREMENTS

     As a state-chartered bank, most of the Bank's operations are regulated and examined by the Georgia Banking Department and the FDIC, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. The Bank is required by the Georgia Banking Department to prepare reports on its financial condition and to conduct an annual external audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the Georgia Banking Department. Reports of the Bank's auditors must be filed with the Georgia Banking Department within 15 days after the Bank's receipt of any such report. The Bank is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

     As a bank holding company, the Company is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

     The scope of regulation and permissible activities of the Company and the Bank is subject to change by future federal and state legislation. In addition, regulators may require higher capital levels on a case-by-case basis based on such factors as the risk characteristics or management of a particular institution. The Company and the Bank are not aware of any attributes of their operating plan that would cause regulators to impose higher requirements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

     The Company's directors and executive officers, as well as the Bank's directors and executive officers, are named below:

             NAME                  POSITION WITH COMPANY           POSITION WITH BANK
------------------------------  ----------------------------  ----------------------------
Patrick G. Blanchard..........   President, Chief Executive          Vice Chairman
                                   Officer and Class III
                                          Director
Larry DeMeyers................              None                        Director
Phillip G. Farr...............        Class I Director                  Director
Samuel A. Fowler, Jr. ........        Class I Director               Vice Chairman
Arthur J. Gay, Jr. ...........        Class I Director                  Director
Joseph E. Gore................  Executive Vice President and  Executive Vice President and
                                   Senior Credit Officer         Senior Lending Officer
Joseph D. Greene..............        Class I Director                  Director
J. Randal Hall................       Class II Director                  Director
Hugh L. Hamilton, Jr..........        Class I Director                  Director
William G. Hatcher............        Class I Director                  Director
George O. Hughes..............       Class II Director                  Director
George H. Inman...............       Class II Director                  Director
David W. Joesbury, Sr.........  Chairman, Class III Director  Interim President and Chief
                                                                 Executive Officer and
                                                                        Director
John W. Lee...................       Class III Director                 Chairman
James L. Lemley, M.D..........       Class II Director                  Director
Julian W. Osbon...............       Class II Director                  Director
J. Harold Ward, Jr............   Senior Vice President and     Senior Vice President and
                                  Chief Financial Officer       Chief Financial Officer
Robert N. Wilson, Jr..........       Class III Director                 Director
Bennye M. Young...............              None                        Director

     The Board of Directors of the Company (the "Company Board") consists of 15 directors. Each member of the Company Board has served as a director since February 1997, except (i) Messrs. Gay, Hall, Hamilton, Hatcher, Inman, Lee and Osbon, who were appointed to the Company Board pursuant to the Agreement and
(ii) Mr. Blanchard who, pursuant to the Agreement, was named President, Chief Executive Officer and a Class III Director. See "Business -- Background." The terms of the members of the Company Board are staggered such that one-third of the members are elected each year at the Company's annual meeting of shareholders. Upon such election, each director of the Company serves for a term of three years. The Company's officers are appointed by the Company Board and hold office at the discretion of the Company Board.

     The Board of Directors of the Bank (the "Bank Board") presently consists of 17 directors. The Bank's Articles of Incorporation and Bylaws provide for a single class of directors, ranging in number from five to 25 members, the precise number to be determined from time to time by resolution of the shareholders at any annual or special meeting of the shareholders. Each member of the Bank Board has served as a director since the Bank was organized in April 1988, except (i) Dr. Lemley, who was elected to the Bank Board by shareholders at the Bank's 1997 annual meeting of shareholders and (ii) Messrs. Blanchard, DeMeyers, Gay, Hall, Hamilton, Hatcher, Inman, Lee and Osbon, each of whom was elected, pursuant to the Agreement, to the Bank Board. Each Bank director serves for a term of one year and is elected at the Bank's annual meeting of shareholders. The Bank's officers are appointed by the Bank Board and hold office at the pleasure of the Bank Board. On January 8, 1999, the Bank's President and Chief Executive Officer, Heyward Horton, Jr., resigned. The Bank Board has appointed the Company's Chairman, David W. Joesbury, Sr., to serve as interim President and Chief Executive Officer of the Bank until such time as the position can be filled on a permanent basis.

     PATRICK G. BLANCHARD, age 55, was elected President and Chief Executive Officer of the Company on October 8, 1997. Prior to accepting this position, Mr. Blanchard had served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988, and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is Past President of the Columbia County Chamber of Commerce and Past Chairman of the Board of the Metro Augusta Chamber of Commerce. He presently serves as Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named "1994 CEO of the Year" by The Augusta Business Journal and was named "1995 Sponsor of the Year" by the Credit Professionals International of Georgia. He was recently recognized by the International Fraternity of Delta Sigma Pi as one of its most outstanding alumnus on a national level.

     LARRY DEMEYERS, age 52, has served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from these positions in November 1997. Mr. DeMeyers had been associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is Past President and a member of the Augusta Kiwanis Club. He currently serves as Treasurer of the St. Joseph Hospital Foundation and as Secretary and a member of the Board of Governors of the Augusta Country Club. He is also an active member of Reid Memorial Presbyterian Church.

     PHILLIP G. FARR, age 50, founded a local certified public accounting firm in 1975 in Thomson and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Bank Board from 1991 to 1995.

     SAMUEL A. FOWLER, JR., age 52, is currently a partner in the Thomson law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's legal counsel.

     ARTHUR J. GAY, JR., age 51, is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970-1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta. Mr. Gay is a past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

     JOSEPH E. GORE, age 50, joined the Bank in April of 1997 as Executive Vice President and Senior Lending Officer. Mr. Gore also serves as Executive Vice President and Senior Credit Officer of the Company, a position he has held since joining the Bank. Prior to his employment with the Bank, from April 1996 to April 1997, Mr. Gore served as President and Chief Executive Officer of The Bank of Spalding County, Griffin, Georgia. From March 1994 to April 1996, he served as President and Chief Executive Officer of Pineland State Bank, Metter, Georgia. From September 1987 to March 1994, he served as Executive Vice President of The Bank of Spalding County, Griffin, Georgia. Mr. Gore has also served as a Senior Lending Officer of banks in Houston and Coweta Counties and as an officer of two regional bank affiliates. Mr. Gore holds a Bachelor of Science in Industrial Management from the Georgia Institute of Technology in Atlanta and is a graduate of the School of Banking of the South at Louisiana State University and from the National Graduate Compliance School at The University of Oklahoma.

     JOSEPH D. GREENE, age 58, is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Board of Directors of Cerulean Companies, Inc., a holding company for Blue Cross & Blue Shield of Georgia, Inc., the Greater Augusta Community Foundation, Southeastern Technology Center, the National Science Center's Fort Discovery and the University of Georgia Terry College of Business.

     J. RANDAL HALL, age 40, is an attorney at law with the Augusta law firm of Hall & Mullins, P.C., which he founded in 1996. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the Board of the Augusta Southern Nationals, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is a member of the Augusta-Richmond County Planning Commission.

     HUGH L. HAMILTON, JR., age 44, has served as General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm, since 1996. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an active member of the Rotary Club of Augusta. He serves on the Board of Directors of the Boys and Girls Club, the Episcopal Day School and the Tuttle-Newton Home. He is a past board member of the Georgia-Carolina Council of the Boys Scouts of America.

     WILLIAM G. HATCHER, age 73, is Chief Executive Officer and principal shareholder of MAU, Inc. ("MAU"), an Augusta personnel services company he founded in 1973. In 1998, MAU won the 1998 Kennesaw State University "Medium-Sized Family Business of the Year Award" for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the Board of Directors for the Boys Club for 30 years and is a member of the Augusta Country Club.

     GEORGE O. HUGHES, age 75, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business in Thomson that he founded in 1947.

     GEORGE H. INMAN, age 65, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car, Inc. since 1978. Mr. Inman is a graduate of the Georgia Institute of Technology. For a number of years he served on the Board of Directors of Junior Achievement of Augusta and the Board of Directors of the Chamber of Commerce. Mr. Inman also served on the Board of Directors of Bankers First Savings Bank in Augusta for approximately nine years.

     DAVID W. JOESBURY, SR., age 49, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in various capacities with that company. Mr. Joesbury currently serves as Chairman of the Company Board and interim President and Chief Executive Officer of the Bank.

     JOHN W. LEE, age 60, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee currently serves as Chairman of the Bank Board. Mr. Lee previously served on the Boards of Directors of the Bank of Thomson and Allied Bankshares, Inc. Mr. Lee is a member of the Boards of Directors of University Hospital and the CSRA Community Foundation.

     JAMES L. LEMLEY, M.D., age 39, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

     JULIAN W. OSBON, age 58, is President and Chief Executive Officer of Charter Management d/b/a Osbon & Associates, an Augusta consulting and management firm he founded in 1997. Prior to 1997, Mr. Osbon was President and Chief Executive Officer of Osbon Medical Systems. Mr. Osbon is Chairman of the Board of Directors of the CSRA Community Foundation and First Vice President of Historic Augusta, Inc. He also serves as Vice President of Augusta Tomorrow, Inc. and on the Board of Directors of the Metro Augusta Chamber of Commerce, Main Street Augusta, the Augusta State University Foundation, and the East Georgia Easter Seals. In 1997, he received the Spirit of Georgia Award presented by the State of Georgia. He also was named Philanthropist of the Year in Augusta in 1996.

     J. HAROLD WARD, JR., age 56, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of operations in February 1997. Prior to his employment with the Bank, from September 1992 to April 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March 1987 to September 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

     ROBERT N. WILSON, JR., age 47, has served as the manager of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc. ("Wilson Ventures"), which engages in real estate speculation and manages residential rental properties as well as Wilson Ventures' real estate and insurance businesses. Mr. Wilson served as Chairman of the Bank Board from 1988 until 1991.

     BENNYE M. YOUNG, age 55, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

COMPENSATION OF DIRECTORS

     During fiscal 1997, directors of the Bank received director's fees of $200 per regular board meeting attended and $25 per committee meeting attended. Directors of the Company currently do not receive any compensation for services provided to the Company.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer of the Company and the Bank during each of the last three fiscal years (the "Named Executive Officers"). No other executive officer of the Company or the Bank received annual salary and bonus in excess of $100,000 during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                          ANNUAL      ------------
                                                       COMPENSATION    SECURITIES
                                                       ------------    UNDERLYING          OTHER
         NAME AND PRINCIPAL POSITION            YEAR    SALARY($)       OPTIONS      COMPENSATION($)(1)
         ---------------------------            ----   ------------   ------------   ------------------
Patrick G. Blanchard(2)                         1998     120,000            --               630
  President and Chief Executive                 1997      29,000(3)         --                --
  Officer of the Company
Heyward Horton, Jr.(4)                          1997     115,000         5,000             3,450
  Former President and Chief Executive          1996     115,000            --             1,760
  Officer of the Bank

---------------

(1) Consists of matching contributions to the Bank's 401(k) Plan.
(2) Mr. Blanchard was elected President and Chief Executive Officer of the Company on October 8, 1997.
(3) Only covers the period from October 8, 1997 through December 31, 1997.
(4) Mr. Horton served as President and Chief Executive Officer of the Bank from February 15, 1995 until January 8, 1999. He also served as President and Chief Executive Officer of the Company from the commencement of operations in February 1997 until October 8, 1997.

EMPLOYMENT AGREEMENT

     The Company has entered into an employment agreement with Patrick G. Blanchard pursuant to which he serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. The current term of the agreement expires on December 31, 2001, but on February 28, 1999 and the last day of February of each year thereafter, the expiration date will automatically be extended by one additional year unless the agreement is terminated pursuant to its terms. The agreement provides for an annual salary of $120,000, an annual incentive bonus of $12,000, subject to the satisfaction of certain performance criteria, and certain incidental benefits commensurate with his position. The agreement also provides that, upon completion of this Offering, Mr. Blanchard will be granted an option to purchase a number of shares of Common Stock equal to 2.5% of the number of shares of Common Stock sold in this Offering at an exercise price of $13.50 per share. The option will vest with respect to one-fourth of the underlying shares on the grant date. The balance of the option will vest in three equal installments on December 31 of the years in which the Company's average assets exceed $100 million, $150 million and $200 million, respectively. The option will expire 10 years from the date of grant. Under the agreement, in the event Mr. Blanchard's employment is terminated within three years after any "change of control" (as defined in the agreement) by (i) the Company, other than for "cause" (as defined in the agreement), or (ii) Mr. Blanchard as a result of certain reasons set forth in the agreement, then Mr. Blanchard will be entitled to receive cash in an amount equal to two times his current base salary, plus an amount equal to the "in-the-money" portion of any unexercised stock options held by him, whether or not then exercisable (the "Additional Severance Payment"). In the event Mr. Blanchard terminates his employment for any reason other than those set forth in the agreement during the three-year period following a change of control, he will be entitled to a cash payment equal to his current base salary plus the Additional Severance Payment. The agreement further provides that upon termination of Mr. Blanchard's employment without cause, he will receive 12 months' salary at the prevailing level and a continuation of all insurance benefits until the earlier of (i) 12 months or (ii) employment in another full-time position. The agreement also provides that for 12 months following Mr. Blanchard's termination he shall not (i) serve as an executive officer of any financial institution in McDuffie, Richmond, and Columbia Counties, Georgia and Aiken County, South Carolina or (ii) solicit business from any of the Company's customers.

SEVERANCE AGREEMENTS

     J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company as well as Joseph E. Gore, Executive Vice President and Senior Credit Officer of the Company, have entered into severance agreements with the Company on terms substantially similar to the change of control provisions contained in Mr. Blanchard's employment agreement except that Messrs. Ward and Gore will not be entitled to any Additional Severance Payment as severance pay. Messrs. Ward and Gore, however, do not have employment agreements with the Company.

STOCK OPTION PLAN

     In connection with the Reorganization, the Company adopted a stock option plan (the "Stock Plan") which became effective on February 12, 1997. The purpose of the Stock Plan is to encourage and enable participating directors, officers, key employees and certain consultants or advisors of the Company to remain in the employ of, and to give a greater effort on behalf of, the Company through the ownership of Common Stock. The maximum number of shares of Common Stock reserved under the Stock Plan is 100,000. The Stock Plan is administered by either the Company Board or a committee comprised of no fewer than two "Non-Employee Directors" (as defined under Rule 16b-3 of the Exchange Act) (such committee or the Company Board itself, the "Committee"). Subject to the provisions of the Stock Plan, the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, and other terms and conditions of each option. The Stock Plan provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and "nonqualified stock options." Options granted under the Stock Plan must be exercised within the period fixed by the Committee, which may not exceed 10 years from the date of the option grant, or in the case of incentive stock options granted to any 10% stockholder, five years from the date of the option grant. The exercise price for incentive stock options is the fair market value (the "FMV") of the Common Stock on the date of grant (or in the case of incentive stock options granted to any 10% shareholder, 110% of FMV of the Common Stock on the date of grant) and for nonqualified stock options is no less than 75% of FMV of the Common Stock on the date of grant. The FMV of Common Stock with respect to which incentive stock options are exercisable by an optionee for the first time cannot exceed $100,000 in any calendar year.

     There are currently options outstanding under the Stock Plan to purchase 5,500 shares of Common Stock. These options vest in installments over a period of four years beginning three years from the date of grant and the exercise prices range from $10.00 to $12.10 per share. Pursuant to the terms of his employment agreement with the Company, upon completion of this Offering, Patrick G. Blanchard will be granted an option under the Stock Plan to purchase 2.5% of the number of shares of Common Stock sold in this Offering at an exercise price of $13.50 per share. See "Management -- Employment Agreement."

     The following table presents information regarding grants of options to purchase shares of the Common Stock to the Named Executive Officers during the year ended December 31, 1998:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                                             ----------------------------------
                                                          % OF TOTAL
                                                           OPTIONS
                                             NUMBER OF     GRANTED
                                             SECURITIES       TO
                                             UNDERLYING   EMPLOYEES
                                               OPTION       AS OF      EXERCISE    EXPIRATION
NAME                                          GRANTED      12/31/98     PRICE         DATE
----                                         ----------   ----------   --------   ------------
Heyward Horton, Jr.........................    5,000(1)       59%       $12.10        06/11/07(1)

---------------

(1) This option was to expire 10 years from the date of grant and become exercisable as to 40% after three years of employment with the Bank (February 1998) and at the rate of 20% per annum thereafter. However, pursuant to the Stock Plan and a stock option agreement entered into with the Company, Mr. Horton's option expires on April 8, 1999, (90 days from the date of his resignation), and is exercisable only with respect to those shares that were exercisable at the time of his resignation (2,000 shares).

     The following table provides certain information concerning the exercise of stock options during the year ended December 31, 1997, and the value of unexercised stock options held at December 31, 1998 by the Named Executive
Officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF
                                                         SECURITIES       VALUE OF UNEXERCISED
                                                         UNDERLYING           IN-THE-MONEY
                                                     UNEXERCISED OPTION         OPTIONS
                                                       AS OF 12/31/98        AS OF 12/31/98
                                                        EXERCISABLE/          EXERCISABLE/
NAME                                                   UNEXERCISABLE         UNEXERCISABLE
----                                                 ------------------   --------------------
Heyward Horton, Jr.................................     2,000/5,000          $2,800/$4,200

                              CERTAIN TRANSACTIONS

     The Company extends loans from time to time to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risks of collectibility or present other unfavorable features.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 1, 1999, and as adjusted to reflect the completion of this Offering, by: (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers of the Company as a group. Except as otherwise noted below, each of the holders listed below has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                  SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                    OWNED PRIOR TO         MINIMUM       OWNED AFTER THIS
                                                   THIS OFFERING(1)       NUMBER OF         OFFERING(1)
                                                  -------------------    SHARES TO BE   -------------------
                      NAME                         NUMBER    PERCENT      PURCHASED      NUMBER    PERCENT
                      ----                        --------   --------    ------------   --------   --------
Patrick G. Blanchard............................       --         *          5,556        5,556         *
Larry DeMeyers+.................................       --         *          5,000        5,000         *
Phillip G. Farr(2)..............................   11,250       1.8%            --       11,750         *
Samuel A. Fowler, Jr.(3)........................   10,600       1.7             --       10,600         *
Arthur J. Gay, Jr...............................       --         *          3,704        3,704         *
Joseph E. Gore..................................       --         *            296          296         *
Joseph D. Greene................................   13,500       2.1             --       13,500         *
J. Randal Hall..................................       --         *          6,500        6,500         *
Hugh L. Hamilton, Jr............................       --         *         18,518       18,518       1.3%
William G. Hatcher..............................       --         *         26,000       26,000       1.9
George O. Hughes(4).............................   39,724       6.3             --       39,724       2.9
George H. Inman(5)..............................   10,212       1.6          4,150       14,362       1.0
David W. Joesbury, Sr.(6).......................   11,650       1.8            450       12,100         *
John W. Lee(7)..................................   10,211       1.6         26,796       37,007       2.7
James L. Lemley, M.D.(8)........................   33,800       5.3             --       33,800       2.5
Julian W. Osbon(9)..............................   10,211       1.6         26,796       37,007       2.7
J. Harold Ward, Jr.(10).........................    3,080         *            115        3,195         *
Robert N. Wilson, Jr.(11).......................   13,220       2.1            100       13,320       1.0
Bennye M. Young+(12)............................   14,300       2.3            800       15,100       1.1
The Augusta Group(13)...........................   51,058       8.0         67,946      119,004       8.6
The Prime Group, Inc.(14).......................   59,058       9.1             --       59,058       4.3
All directors and executive officers
  as a group (19 persons).......................  181,758      28.6        124,781      307,039      22.3

---------------

  *  Represents less than 1%.
  +  Bank Director only.
 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Percentages are based on the sale of 100% of the Common Stock offered hereby.
 (2) Includes 200 shares owned by Mr. Farr's wife, with whom Mr. Farr shares voting and investment power.
 (3) Includes 100 shares owned by Mr. Fowler's wife, with whom Mr. Fowler shares voting and investment power. Also includes 500 shares held by a professional corporation established and managed by Mr. Fowler.
 (4) Includes 4,914 shares owned by Mr. Hughes' wife, with whom Mr. Hughes shares voting and investment power. Also includes 5,946 shares held by a corporation controlled by Mr. Hughes. Mr. Hughes' address is 626 Beechwood Drive, Thomson, Georgia 30824.
 (5) Does not include 40,846 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Inman disclaims beneficial ownership.
 (6) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power. Also includes 100 shares held by Mr. Joesbury as custodian for his children.

 (7) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Lee disclaims beneficial ownership.
 (8) Includes 33,500 shares held by a trust for which Dr. Lemley serves as co-trustee. Dr. Lemley shares voting and investment power with respect to shares held by this trust. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other co-trustee of the trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the trust. James L. Lemley's address is P.O. Box 1898, Thomson, Georgia 30824.
 (9) Does not include 40,847 shares (6.4% of the currently outstanding shares of the Common Stock) presently owned by certain members of the Augusta Group, as to which Mr. Osbon disclaims beneficial ownership.
(10) Includes 1,000 shares subject to presently exercisable stock options.
(11) Includes 1,220 shares held by Mr. Wilson as custodian for his children.
(12) Includes 1,700 shares held by Ms. Young as custodian for her children.
(13) Includes 10,212 shares beneficially owned by George H. Inman; 10,211 shares beneficially owned by John W. Lee; 10,212 shares beneficially owned by A. Montague Miller; 10,211 shares beneficially owned by Julian W. Osbon; and 10,212 shares beneficially owned by RDB Family Limited Partnership. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares owned by any other member of the Augusta Group as such individuals do not have or share voting and/or investment power with respect to such shares. The business address of the Augusta Group is P.O. Box 1463, Augusta, Georgia 30903.
(14) Includes 16,000 shares subject to presently exercisable options. Share ownership is based on a Schedule 13G dated February 10, 1998 filed by the Prime Group, Inc. The business address of the Prime Group, Inc. is 736 Jones Creek, Evans, Georgia 30809. The Company makes no representation as to the accuracy or completeness of the information reported.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is currently authorized to issue 9,000,000 shares of Common Stock, of which 635,380 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.001 par value (the "Preferred Stock"), of which no shares are presently issued and outstanding. As of December 15, 1998, the 635,380 shares of Common Stock currently issued and outstanding were held of record by approximately 520 persons.

COMMON STOCK

     The holders of Common Stock are entitled to elect the members of the Company Board and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company. No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

     The holders of Common Stock are entitled to receive ratably such dividends and other distributions if, as, and when declared by the Company Board out of assets legally available therefor, subject to the preferential dividend or distribution rights of any outstanding shares of Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in the distribution of the Company's net assets, subject to the prior rights of any outstanding shares of Preferred Stock. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All outstanding shares of Common Stock are, and the shares to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company Board is authorized, without further action by the shareholders, to divide any and all shares of Preferred Stock into one or more series and to fix and determine the relative rights and preferences of the Preferred Stock, such as the designation of the series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. The issuance of Preferred Stock by the Company Board may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of holders of Common Stock and could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. No shares of Preferred Stock have been issued or authorized for issuance, and the Company has no present plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     Classified Board of Directors. The Company Board presently consists of 15 directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Company Board. The term of the Company's Class I directors expires at the Company's annual meeting of shareholders in 2001; the term of the Company's initial Class II directors expires at the Company's annual meeting of shareholders in 1999; and the term of the Company's initial Class III directors expires at the Company's annual meeting of shareholders in 2000. At each annual meeting of shareholders, successors to the class of directors whose term expires at that meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office until the next annual meeting of shareholders, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Except in the case of removal from office, any vacancy on the Company Board will be filled by a majority vote of the remaining directors then in office.

     Because the Company has a classified Board of Directors, as many as two consecutive annual meetings of shareholders may be required to replace a majority of the directors on the Company Board and thus gain control of the Company. As a consequence, the classified Board of Directors makes it more difficult for a person, entity or group to effect a change in control of the Company through a proxy contest or the acquisition of a large block of the Company's voting stock.

     Requirement for Supermajority Approval of Transactions. The Articles contain provisions requiring supermajority approval to effect certain extraordinary corporate transactions which are not approved by the Company Board. The Articles require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the shares of each class of stock of the Company entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of the Company ("Interested Person") is a party to the transaction; provided that such approval is not required if three-fourths (3/4) of the entire Company Board approve the transaction. In addition, the Articles require the separate approval by the holders of at least a majority of the shares of each class of stock of the Company entitled to vote in elections of directors which are not beneficially owned by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the capital stock of the Company meets certain minimum levels determined by a formula contained in the Articles (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which prevailed prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons is paid in cash or the same consideration that the Interested Person previously paid for shares of such class of stock. These provisions of the Articles may be amended, altered or repealed only by the affirmative vote of the holders of not less than eighty percent (80%) of the shares of each class of stock of the Company entitled to vote in elections of directors.

     Constituency Considerations. The Articles provide for the right of the Company Board to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company as well as the communities in which the Company is located, in addition to the interests of the Company and its shareholders, in discharging its duties in determining what is in the Company's best interests.

     These provisions may make it more difficult for a person, entity or group to effect a change in control of the Company that is not approved in advance by the Company Board.

     Limitation of Directors' Liability. The Articles eliminate, subject to certain exceptions, the personal liability of directors to the Company or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. The effect of these provisions, among others, is to eliminate the rights of the Company and its shareholders (through shareholder derivative suits on behalf of the Company), to recover monetary damages against a director for a breach of his fiduciary duty of care except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek nonmonetary relief (such as an injunction or a rescission) in the event of a breach of a director's duty of care.

     Indemnification. The Company's Bylaws also provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is the Bank.

                                 LEGAL MATTERS

     Certain legal matters in connection with this Offering are being passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, counsel to the Company.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein; and are included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form SB-2 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     The Company is subject to certain informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              NO.
                                                              ----
GEORGIA-CAROLINA BANCSHARES, INC.
Condensed Consolidated Balance Sheets as of September 30,
  1998 and 1997.............................................   F-2
Condensed Consolidated Statements of Income and
  Comprehensive Income for the Nine Months Ended September
  30, 1998 and 1997.........................................   F-3
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 1998 and 1997..................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5

GEORGIA-CAROLINA BANCSHARES, INC.
Report of Cherry, Bekaert & Holland, L.L.P., Independent
  Certified Public Accountants..............................   F-7
Consolidated Statements of Financial Condition as of
  December 31, 1997 and 1996................................   F-8
Consolidated Statements of Income for the Years Ended
  December 31, 1997 and 1996................................   F-9
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1997 and 1996....................  F-10
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996................................  F-11
Notes to Consolidated Financial Statements..................  F-12

                       GEORGIA-CAROLINA BANCSHARES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                    ASSETS
Cash and due from banks.....................................  $ 1,371   $ 1,132
Federal funds sold..........................................    3,000     5,080
Interest-bearing deposits in banks..........................       99       199
Securities available-for-sale...............................   14,623    11,219
Loans, net of allowance for loan losses of $834 (1998), $858
  (1997)....................................................   20,982    17,887
Bank premises and fixed assets..............................    2,448     1,439
Accrued interest receivable.................................      435       308
Foreclosed real estate, net of allowance....................      253       452
Deferred tax benefit........................................      138       261
Other assets................................................      449       100
                                                              -------   -------
          TOTAL ASSETS......................................  $43,798   $38,077
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
  Non-interest bearing......................................  $ 3,561   $ 3,786
  Interest-bearing:
     NOW accounts...........................................    7,561     4,776
     Savings................................................    2,109     1,688
     Money market accounts..................................    2,870     2,720
     Time deposits of $100,000, and over....................    3,953     4,681
     Other time deposits....................................   15,769    12,900
                                                              -------   -------
          TOTAL DEPOSITS....................................   35,823    30,551
Accrued expenses and other liabilities......................      497       334
                                                              -------   -------
          TOTAL LIABILITIES.................................   36,320    30,885
                                                              -------   -------
SHAREHOLDERS' EQUITY:
  Common stock, par value $.001; 9,000,000 shares
     authorized; 635,380 shares issued and outstanding......        1         1
  Preferred stock, par value $.001; 1,000,000 shares
     authorized; none issued................................       --        --
  Additional paid-in capital................................    6,354     6,355
  Retained earnings.........................................      987       879
  Unrealized gain (loss) on securities available-for-sale,
     net of tax.............................................      136       (43)
                                                              -------   -------
          TOTAL SHAREHOLDERS' EQUITY........................    7,478     7,192
                                                              -------   -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $43,798   $38,077
                                                              =======   =======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
INTEREST INCOME
  Interest and fees on loans................................    $1,670       $1,513
  Interest on taxable securities............................       628          504
  Interest on nontaxable securities.........................        42           67
  Interest on Federal funds sold............................       125           96
  Interest on deposits in other banks.......................         7            9
                                                                ------       ------
          TOTAL INTEREST INCOME.............................     2,472        2,189
                                                                ------       ------
INTEREST EXPENSE
  Interest on time deposits of $100,000 or more.............       189          206
  Interest on other deposits................................       850          689
  Interest on Federal funds purchased.......................        --            2
                                                                ------       ------
          TOTAL INTEREST EXPENSE............................     1,039          897
                                                                ------       ------
          NET INTEREST INCOME...............................     1,433        1,292
PROVISION FOR LOAN LOSSES...................................        --           15
                                                                ------       ------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
            LOSSES..........................................     1,433        1,277
                                                                ------       ------
NONINTEREST INCOME
  Service charges on deposits...............................       188          162
  Other income..............................................        28           33
  Net realized gain, sales of available-for-sale
     securities.............................................         1            2
                                                                ------       ------
                                                                   217          197
                                                                ------       ------
NONINTEREST EXPENSE
  Salaries and employee benefits............................       765          602
  Occupancy expenses........................................       148          121
  Other expenses............................................       540          453
                                                                ------       ------
                                                                 1,453        1,176
                                                                ------       ------
INCOME BEFORE INCOME TAXES..................................       197          298
INCOME TAX EXPENSE..........................................        55           93
                                                                ------       ------
          NET INCOME........................................    $  142       $  205
                                                                ======       ======
OTHER COMPREHENSIVE INCOME, NET OF TAX
  Unrealized gain on securities arising during current
     period, net of reclassification adjustment for gains
     included in net income.................................       121           15
                                                                ------       ------
COMPREHENSIVE INCOME........................................    $  263       $  220
                                                                ======       ======
NET INCOME PER SHARE OF COMMON STOCK
  Basic.....................................................    $  .22       $  .33
                                                                ======       ======
  Diluted...................................................    $  .21       $  .31
                                                                ======       ======
DIVIDENDS PER SHARE OF COMMON STOCK.........................    $  .10       $  .20
                                                                ======       ======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   142   $   205
  Adjustments to reconcile net income to net cash provided
     by operating activities................................
       Depreciation and amortization........................       78        62
       Provision for loan loss..............................       --        15
       Deferred income tax..................................       44        32
       Adjustment to foreclosed real estate.................       --         5
       Net (increase) decrease in accrued interest
        receivable..........................................      (54)      101
       Net increase in other assets.........................     (207)      (52)
       Net increase in other liabilities....................      143        95
                                                              -------   -------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........      146       463
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold.............      750    (3,660)
  Net (increase) decrease in interest-bearing deposits with
     banks..................................................        1       (99)
  Net (increase) decrease in loans, net.....................   (2,010)    2,085
  Net purchase and proceeds, available-for-sale
     securities.............................................     (857)    1,359
  Net purchases of premises and equipment...................   (1,080)      (61)
  Proceeds from sale of foreclosed real estate..............       53       188
                                                              -------   -------
          NET CASH USED IN INVESTING ACTIVITIES.............   (3,143)     (188)
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................    2,886      (104)
  Dividends paid............................................      (64)     (127)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES.......................................    2,822      (231)
                                                              -------   -------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS..........     (175)       44
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD..............    1,546     1,088
                                                              -------   -------
CASH AND DUE FROM BANKS AT END OF PERIOD....................  $ 1,371   $ 1,132
                                                              =======   =======

           See notes to condensed consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying financial statements include the accounts of Georgia-Carolina Bancshares, Inc. (the "Company") and its wholly-owned subsidiary, First Bank of Georgia (the "Bank"). Significant intercompany transactions and accounts are eliminated in consolidation.

     The financial statements as of and for the nine months ended September 30, 1998 and 1997 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997.

     The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the financial position and results for interim periods.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and income and expense amounts. Actual results could differ from those estimates.

NOTE 2 -- EARNINGS PER SHARE

     Earnings per share are calculated on the basis of the weighted average number of shares outstanding. During 1997 the Company adopted SFAS No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting basic and diluted earnings per share. As the Company has granted stock options to certain officers of the Company, diluted earnings per share has been presented in the Statements of Income and Comprehensive Income. See the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 1997, for information on the outstanding stock options.

NOTE 3 -- COMPREHENSIVE INCOME

     During the first quarter of 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income in a set of financial statements. Matters of comprehensive income have been presented in the accompanying condensed consolidated statements of income and comprehensive income for 1998 and 1997.

NOTE 4 -- SECURITIES OFFERING

     During February 1998, the Company commenced a "best efforts" public offering (the "Best Efforts Offering") of a minimum of 518,519 shares and a maximum of 740,741 shares of its common stock. The 740,741 shares in the Best Efforts Offering were registered pursuant to a Registration Statement on Form SB-2. The shares in the Best Efforts Offering were offered by certain directors and executive officers of the Company. During August 1998, the Company determined to restructure the plan of distribution prior to that date after an underwriting firm with extensive experience in raising equity for community banks and their holding companies advised the Company that it would underwrite the sale of up to 740,741 shares of the Common Stock on a firm commitment basis (the "Firm Commitment Offering"). Accordingly, the Company filed a second Registration Statement on Form SB-2, which included a Prospectus that was amended from the Prospectus contained in the Company's Registration Statement relating to the Best Efforts Offering. During October 1998, the underwriting firm informed the Company that it could not complete the Firm Commitment

                       GEORGIA-CAROLINA BANCSHARES, INC.

Offering. Based on such conditions and discussions with the Securities and Exchange Commission, the Company determined not to proceed with either the Firm Commitment Offering or the Best Efforts Offering. Accordingly, all subscription funds tendered were returned. In effecting the offerings, the Company incurred approximately $300,000 of issuance costs. The Company expects to charge approximately $200,000 of these costs to earnings in the fourth quarter of 1998 and expects the remaining costs to be charged to the proceeds of the offering.

     The Company is currently pursuing the raising of equity capital through an "any and all" best efforts type of offering.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
GEORGIA-CAROLINA BANCSHARES, INC.
Thomson, Georgia

     We have audited the accompanying consolidated statements of financial condition of GEORGIA-CAROLINA BANCSHARES, INC. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. as of December 31, 1997 and 1996, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Cherry, Bekaert & Holland, L.L.P.

Augusta, Georgia
February 6, 1998, except for Note 15 as
to which the date is December 11, 1998

                       GEORGIA-CAROLINA BANCSHARES, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997      1996
                                                              -------   -------
                                    ASSETS
Cash and due from banks.....................................  $ 1,546   $ 1,088
Federal funds sold..........................................    3,750     1,420
Interest-bearing deposits in banks..........................      100       100
Securities available-for-sale...............................   13,778    12,603
Loans, net of allowance for loan losses.....................   18,972    20,116
Bank premises and fixed assets..............................    1,446     1,440
Accrued interest receivable.................................      381       409
Foreclosed real estate, net of allowance....................      306       516
Deferred tax benefit........................................      182       286
Other assets................................................      110        48
                                                              -------   -------
          TOTAL ASSETS......................................  $40,571   $38,026
                                                              =======   =======

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing......................................  $ 3,654   $ 3,096
  Interest-bearing:
     NOW accounts...........................................    7,187     4,959
     Savings................................................    1,602     2,007
     Money market accounts..................................    2,832     2,178
     Time deposits of $100,000, and over....................    4,700     4,746
     Other time deposits....................................   12,962    13,669
                                                              -------   -------
          Total deposits....................................   32,937    30,655
Accrued expenses and other liabilities......................      356       239
                                                              -------   -------
          Total liabilities.................................   33,293    30,894
                                                              -------   -------
Commitments and contingent liabilities
Shareholders' equity:
  Preferred stock, par value $.001; 1,000,000 shares
     authorized; none issued................................       --        --
  Common stock, par value $.001; 9,000,000 shares
     authorized; 635,380 shares issued and outstanding......        1         1
  Additional paid-in capital................................    6,354     6,354
  Retained earnings.........................................      908       801
  Unrealized gain (loss) on securities available-for-sale,
     net of tax.............................................       15       (24)
                                                              -------   -------
          Total shareholders' equity........................    7,278     7,132
                                                              -------   -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $40,571   $38,026
                                                              =======   =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997     1996
                                                              ------   ------
INTEREST INCOME
  Interest and fees on loans................................  $2,034   $2,178
  Interest on taxable securities............................     670      677
  Interest on nontaxable securities.........................      88       95
  Interest on Federal funds sold............................     160       87
  Interest on deposits in other banks.......................      11       16
                                                              ------   ------
          TOTAL INTEREST INCOME.............................   2,963    3,053
                                                              ------   ------
INTEREST EXPENSE
  Interest on time deposits of $100,000, or more............     273      310
  Interest on other deposits................................     938    1,074
  Interest on federal funds purchased.......................       2        1
                                                              ------   ------
          TOTAL INTEREST EXPENSE............................   1,213    1,385
                                                              ------   ------
          NET INTEREST INCOME...............................   1,750    1,668
PROVISION FOR LOAN LOSSES...................................      16       56
                                                              ------   ------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN
           LOSSES...........................................   1,734    1,612
                                                              ------   ------
NONINTEREST INCOME
  Service charges on deposits...............................     210      239
  Other income..............................................      45       52
  Net realized gain, sales of available-for-sale
     securities.............................................       2        1
                                                              ------   ------
                                                                 257      292
                                                              ------   ------
NONINTEREST EXPENSE
  Salaries and employee benefits............................     831      714
  Occupancy expenses........................................     167      231
  Other expenses............................................     621      502
                                                              ------   ------
                                                               1,619    1,447
INCOME BEFORE INCOME TAXES..................................     372      457
INCOME TAX EXPENSE..........................................     138      132
                                                              ------   ------
          NET INCOME........................................  $  234   $  325
                                                              ======   ======
EARNINGS PER SHARE
  Net income, basic.........................................  $ 0.37   $ 0.51
                                                              ======   ======
  Net income, diluted.......................................  $ 0.35   $ 0.50
                                                              ======   ======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   UNREALIZED
                                                                                  GAIN (LOSS)
                                                                                       ON
                                                                                   SECURITIES
                                      COMMON STOCK       ADDITIONAL              AVAILABLE-FOR-       TOTAL
                                   -------------------    PAID-IN     RETAINED    SALE, NET OF    SHAREHOLDERS'
                                   SHARES    PAR VALUE    CAPITAL     EARNINGS   DEFERRED TAXES      EQUITY
                                   -------   ---------   ----------   --------   --------------   -------------
BALANCE, DECEMBER 31, 1995.......  635,380      $1         $6,354      $ 540          $ 42           $ 6,937
Net income.......................       --      --             --        325            --               325
Change in unrealized gain (loss)
  on securities
  available-for-sale, net of
  deferred taxes.................       --      --             --         --           (66)              (66)
Cash dividend of $.10 per
  share..........................       --      --             --        (64)           --               (64)
                                   -------      --         ------      -----          ----           -------
BALANCE, DECEMBER 31, 1996.......  635,380       1          6,354        801           (24)            7,132
Net income.......................       --      --             --        234            --               234
Change in unrealized gain (loss)
  on securities
  available-for-sale, net of
  deferred taxes.................       --      --             --         --            39                39
Cash dividend of $.20 per
  share..........................       --      --             --       (127)           --              (127)
                                   -------      --         ------      -----          ----           -------
BALANCE, DECEMBER 31, 1997.......  635,380      $1         $6,354      $ 908          $ 15           $ 7,278
                                   =======      ==         ======      =====          ====           =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1997      1996
                                                              -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   234   $   325
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       86       151
     Provision for loan losses..............................       16        56
     Net realized loss on available-for-sale securities.....       --        --
     Deferred income tax....................................       83        60
     Adjustment to foreclosed real estate...................       --        48
     Other gains and losses, net............................       (4)        2
     Net decrease (increase) in accrued interest
      receivable............................................       28       (16)
     Net decrease (increase) in other assets................      (62)       26
     Net increase in other liabilities......................      115        46
                                                              -------   -------
       NET CASH PROVIDED BY OPERATING ACTIVITIES............      496       698
                                                              -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-bearing deposits with banks......       --        98
  Net (increase) decrease in Federal funds sold.............   (2,330)    4,530
  Net (increase) decrease in loans, net.....................    1,058      (446)
  Purchases of available-for-sale securities................   (6,166)   (5,360)
  Proceeds from sales of available-for-sale securities......    2,096       248
  Proceeds from maturities of available-for-sale
     securities.............................................    2,957     3,382
  Proceeds from sale of foreclosed real estate..............      284        67
  Net purchases of premises and equipment...................      (92)      (40)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) INVESTING
           ACTIVITIES.......................................   (2,193)    2,479
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................    2,282    (4,665)
  Dividends paid............................................     (127)      (64)
                                                              -------   -------
          NET CASH PROVIDED BY (USED IN) FINANCING
           ACTIVITIES.......................................    2,155    (4,729)
                                                              -------   -------
          NET INCREASE (DECREASE) IN CASH AND DUE FROM
           BANKS............................................      458    (1,552)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR................    1,088     2,640
                                                              -------   -------
CASH AND DUE FROM BANKS AT END OF YEAR......................  $ 1,546   $ 1,088
                                                              =======   =======

                See notes to consolidated financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Georgia-Carolina Bancshares, Inc. (the "Company") is a one-bank holding company. Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the "Bank"), Thomson, Georgia. Most of the Bank's loans and loan commitments have been granted to customers in the Thomson, Georgia and McDuffie County area. Many of the Bank's loan customers are also depositors of the Bank.

     The Company and Bank are subject to the regulations of Federal and state banking agencies and is periodically examined by them.

     During 1997, the Board of Directors of the Bank formed a holding company to acquire 100% of the outstanding shares of the Bank's stock. The transaction has been accounted for in a manner substantially similar to a pooling of interests. Accordingly, all periods presented in the consolidated financial statements have been restated to give effect to the transaction as if it occurred at the beginning of the earliest period presented.

SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the banking industry.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND DUE FROM BANKS -- For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

     INVESTMENT SECURITIES -- The Bank's investments in securities are classified and accounted for as follows:

          Securities available-for-sale -- Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported at a net amount as a separate component of shareholders' equity.

          Securities to be held-to-maturity -- Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

     The Bank has not classified any securities as trading.

     Gains and losses on sale of available-for-sale securities are determined using the specific-identification method.

     LOANS AND RESERVE FOR LOAN LOSSES -- Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     Accrual of interest income is discontinued when a loan becomes 90 days past due as to principal and interest or when, in management's judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

     Effective January 1, 1995, the Bank prospectively adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for the Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures; An Amendment to SFAS No. 114." These Statements apply to all loans of the Bank that are identified for evaluation except for smaller-balance homogenous residential mortgage and consumer installment loans that are collectively evaluated by management for impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management of the Bank evaluates the borrower's ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.

     Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered. Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off, and then as interest income.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans, including impaired loans, are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

     FORECLOSED REAL ESTATE -- Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the Bank's financial statements.

     BANK PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets.

     INCOME TAXES -- Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary difference in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     EARNINGS PER SHARE -- Earnings per share are calculated on the basis of the weighted average number of shares outstanding. During the year, the Company adopted SFAS No. 128, "Earnings per Share." This

                       GEORGIA-CAROLINA BANCSHARES, INC.

Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The financial statements include disclosure of fair value information about the Bank's financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

     The following methods and assumptions are used by the Bank in estimating fair values of financial instruments:

          Cash and due from banks, Federal funds sold and interest-bearing deposits in banks -- Due to the short-term nature of these instruments, their estimated fair values approximates their carrying amounts.

          Available-for-sale and held-to-maturity securities -- Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

          Loans -- Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

          Deposit liabilities -- Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

     Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

     NET ACCOUNTING PRONOUNCEMENTS -- The Financial Accounting Standards Board ("FASB") has issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." Both Statements will be effective for the Company beginning in 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income to be reported in a set of financial statements with the same prominence as other financial statements. SFAS No. 131 establishes standards for the way that public businesses report information about operating segments, products and services, geographic areas and major customers in a set of financial statements. Each of these Statements is a matter of reporting and display and does not effect revenue or expense measurement. Management of the Company does not expect the adoption of these Statements to materially effect the Company's financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 2 -- INVESTMENT SECURITIES

     The amortized cost and fair values of securities owned as of December 31, are shown below:

                                                                     1997
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
                                                                (IN THOUSANDS)
Available-for-sale securities:
  U.S. Government and agency securities........   $10,713       $40          $(27)     $10,726
  State, county and municipal securities.......     1,784        41            --        1,825
  Mortgage-backed securities...................     1,258         2           (33)       1,227
                                                  -------       ---          ----      -------
                                                  $13,755       $83          $(60)     $13,778
                                                  =======       ===          ====      =======

                                                                     1996
                                                 ---------------------------------------------
                                                               GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED   MARKET
                                                   COST        GAINS        LOSSES      VALUE
                                                 ---------   ----------   ----------   -------
                                                                (IN THOUSANDS)
Available-for-sale securities:
  U.S. Government and agency securities........   $ 7,840       $33         $ (51)     $ 7,822
  State, county and municipal securities.......     2,133        16            (4)       2,145
  Mortgage-backed securities...................     2,668        22           (54)       2,636
                                                  -------       ---         -----      -------
                                                  $12,641       $71         $(109)     $12,603
                                                  =======       ===         =====      =======

     The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty, therefore these securities are not included in the maturity categories in the following maturity summary.

                                                                   SECURITIES
                                                               AVAILABLE-FOR-SALE
                                                              --------------------
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
                                                                 (IN THOUSANDS)
One year or less............................................   $   641     $   645
After one year through five years...........................     3,924       3,921
After five years through ten years..........................     7,832       7,880
After ten years.............................................       100         105
Montage-backed securities...................................     1,258       1,227
                                                               -------     -------
                                                               $13,755     $13,778
                                                               =======     =======

     Securities with a carrying amount of approximately $3.4 million and $6.5 million at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

     Net realized gains (losses) on sales of securities available-for-sale were:

1997........................................................  $2,000
1996........................................................   1,000

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 3 -- LOANS

     The composition of loans is summarized as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Commercial and industrial...................................  $ 3,026    $ 3,865
Real estate -- construction.................................    4,893      2,547
Real estate -- mortgage.....................................    9,137     10,917
Consumer....................................................    2,676      2,807
Federal funds sold, term....................................       --        872
                                                              -------    -------
                                                               19,732     21,008
Unearned income.............................................       (8)        (3)
                                                              -------    -------
                                                               19,724     21,005
Allowance for loan losses...................................     (752)      (889)
                                                              -------    -------
          Loans, net........................................  $18,972    $20,116
                                                              =======    =======

     Changes in the allowance for loan losses were as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1996
                                                              ----    ------
                                                              (IN THOUSANDS)
Balance, beginning of year..................................  $889    $1,155
Provision charged to operations.............................    16        56
Recoveries..................................................    89       231
Loans charged off...........................................  (242)     (553)
                                                              ----    ------
          Balance, end of year..............................  $752    $  889
                                                              ====    ======

     Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $40,000 and $140,000 at December 31, 1997 and 1996, respectively. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans. There were no loans identified as impaired under SFAS No. 114 at December 31, 1997 or 1996.

     At December 31, 1997, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $563,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 1997 and 1996:

                                                              1997     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Balance, beginning of year..................................  $408     $573
Advances....................................................   225      108
Repayments..................................................    70      273
                                                              ----     ----
          Balance, end of year..............................  $563     $408
                                                              ====     ====

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 4 -- FORECLOSED REAL ESTATE

     A summary of foreclosed real estate is as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Carrying amount of property.................................   $336     $613
Less, valuation allowance...................................     30       97
                                                               ----     ----
                                                               $306     $516
                                                               ====     ====

NOTE 5 -- BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Land........................................................  $   475   $   475
Building and improvements...................................    1,248     1,248
Equipment, furniture & fixtures.............................      825       750
                                                              -------   -------
          Total cost........................................    2,548     2,473
Less accumulated depreciation...............................   (1,102)   (1,033)
                                                              -------   -------
          Premises and equipment, net.......................  $ 1,446   $ 1,440
                                                              =======   =======

NOTE 6 -- DEPOSITS

     At December 31, 1997, the scheduled maturities of time-deposit liabilities were as follows:

                                                            (IN THOUSANDS)
1998......................................................  $       13,008
1999......................................................           3,344
2000......................................................           1,128
2001......................................................              60
2002 and thereafter.......................................             122
                                                            --------------
                                                            $       17,662
                                                            ==============

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contribution for the three years ended December 31, 1997, was approximately $12,000 per year.

NOTE 8 -- SHAREHOLDERS' EQUITY AND REGULATORY MATTERS

     The primary source of funds available to the Company is the payment of dividends by the subsidiary Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Approximately $115,000 is available to be paid as dividends at December 31, 1997, without prior regulatory approval.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     In 1995, regulatory agencies required the Bank to enter into a Memorandum of Understanding with the agencies requiring the Bank to comply with and implement certain operating procedures. In 1996, the regulatory agencies released the Bank from the Memorandum of Understanding.

     The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                            REQUIRED
                                                                                          TO BE WELL-
                                                                                          CAPITALIZED
                                                                                             UNDER
                                                                       REQUIRED              PROMPT
                                                                     FOR CAPITAL           CORRECTIVE
                                                     ACTUAL       ADEQUACY PURPOSES    ACTION PROVISIONS
                                                 --------------   ------------------   ------------------
                                                 AMOUNT   RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                                 ------   -----   --------   -------   --------   -------
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
As of December 31, 1997:
  Total capital
     (To Risk Weighted Assets).................  $7,400   31.3%    $1,890      8.0%     $2,363      10.0%
  Tier I capital
     (To Risk Weighted Assets).................   7,099   30.0        945      4.0       1,418       6.0
  Tier I capital
     (To Average Assets).......................   7,099   18.9      1,503      4.0       1,879       5.0

     As of December 31, 1996, the Bank's actual regulatory capital ratios were as follows:

Total capital (to Risk Weighted Assets).....................  32.1%
Tier I capital (to Risk Weighted Assets)....................  30.8
Tier I capital (to Average Assets)..........................  17.6

     During 1997 the Company adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers and key employees of the Company and subsidiary bank. Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant as established by the Board of Directors. The maximum number of shares which may be reserved and made available-for-sale under the Plan is 100,000 shares.

                       GEORGIA-CAROLINA BANCSHARES, INC.

     The Plan provides for the grant of both incentive and nonqualified stock options on the Company's common stock. The Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, vesting requirements and the number of shares covered by each option.

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the Company has elected to account for the Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for the Plan under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using an option pricing model which included the following assumptions:

Dividend yield..............................................    1.0%
Volatility..................................................   10.0
Risk-free rate..............................................    7.5

     In addition, the model assumed that each option was exercised during the first year of vesting.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

Pro forma net income........................................  $231
Pro forma earnings per share................................   .36

     Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. value estimate. In management's opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

     During 1997, all options granted have ten year terms to expiration and vest and become exercisable based on the following schedule of years of continued employment:

                     YEARS OF CONTINUED
                         EMPLOYMENT                           VESTING
                     ------------------                       -------
       3....................................................     40%
       4....................................................     60
       5....................................................     80
       6....................................................    100

     A summary of the Company's stock option activity, and related formation, for the year ended December 31, 1997 follows:

                                                                        EXERCISE
                                                                          PRICE
                                                              OPTIONS   PER SHARE
                                                              -------   ---------
Outstanding -- beginning of year............................      --     $   --
Granted.....................................................   8,500      12.10
                                                               -----
Outstanding -- end of year..................................   8,500
                                                               =====

     None of the options were exercisable at year end. The estimated fair value per option of the options granted during the year is $0.92.

     At December 31, 1997, options to purchase 16,000 shares of the Company's common stock were outstanding from a plan originated prior to the Stock Plan. The options are nontransferrable and have exercise

                       GEORGIA-CAROLINA BANCSHARES, INC.

prices between ten and twelve dollars per share and expire during the years 2000 to 2003. No options were exercised during the years ended December 31, 1997 and 1996. No additional shares are available to be granted under this plan. None of the options outstanding under this plan are owned by employees or directors of the Company.

     During the current year the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement establishes standards for disclosing information about the Company's capital structure. The adoption of this Statement did not have a material effect on the Company's financial statements.

NOTE 9 -- INCOME TAXES

     The total income taxes in the statements of income for the years end December 31, are as follows:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Current tax.................................................   $ 58     $ 72
Deferred tax................................................     80       60
                                                               ----     ----
                                                               $138     $132
                                                               ====     ====

     The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                              1997   1996
                                                              ----   ----
Statutory rates.............................................  38.0%  38.0%
  Tax exempt income.........................................  (8.0)  (8.0)
  Nondeductible interest....................................   1.0    1.0
  Other, including effect of graduated rate brackets........   5.0   (2.0)
                                                              ----   ----
                                                              36.0%  29.0%
                                                              ====   ====

     The primary components of deferred income taxes at December 31, are as follows:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Deferred tax assets
  Allowance for loan losses.................................   $171     $253
  Foreclosed real estate allowance..........................      9       18
  Unrealized loss on securities available-for-sale..........     --       15
  Other.....................................................     10       --
                                                               ----     ----
          Deferred income tax assets........................    190      286
                                                               ----     ----
Deferred tax liabilities
  Unrealized gain on securities available-for-sale..........      8       --
                                                               ----     ----
          Net deferred income tax asset.....................   $182     $286
                                                               ====     ====

     Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

     Following is an analysis of significant off-balance-sheet financial instruments:

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Commitments to extend credit................................  $5,407   $1,981
Standby letters of credit...................................      31       50
                                                              ------   ------
                                                              $5,438   $2,031
                                                              ======   ======

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

     The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

NOTE 11 -- SUPPLEMENTAL CONSOLIDATED CASH FLOW INFORMATION

                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Income taxes paid...........................................  $   68   $   29
Interest paid...............................................   1,131    1,369

NOTE 12 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Bank's financial instruments, for those instruments for which the Bank's management believes estimated fair value does not by nature approximate the instruments' carrying amount, are as follows at December 31, 1997 and 1996 (in millions):

                                                         CARRYING   FAIR    CARRYING   FAIR
                                                          AMOUNT    VALUE    AMOUNT    VALUE
                                                         --------   -----   --------   -----
Loans..................................................   $19.0     $18.9    $21.0     $20.9
                                                          =====     =====    =====     =====
Certificates of deposit................................   $17.7     $17.8    $18.4     $18.4
                                                          =====     =====    =====     =====

     Estimated fair value information of investment securities is presented in
Note 2 of the financial statements.

                       GEORGIA-CAROLINA BANCSHARES, INC.

NOTE 13 -- OTHER EXPENSES

     Other noninterest expenses are as follows:

                                                               DECEMBER 31,
                                                              --------------
                                                              1997     1996
                                                              -----    -----
                                                              (IN THOUSANDS)
Data processing.............................................  $ 97     $104
FDIC assessment.............................................     9       10
Legal and accounting........................................   157       57
Printing and supplies.......................................    31       37
Other.......................................................   327      294
                                                              ----     ----
                                                              $621     $502
                                                              ====     ====

NOTE 14 -- CONDENSED FINANCIAL INFORMATION ON GEORGIA-CAROLINA
           BANCSHARES, INC. (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEET
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

ASSETS
  Cash......................................................  $    1
  Investment in subsidiary..................................   7,286
  Deferred tax benefit......................................      10
                                                              ------
     TOTAL ASSETS...........................................  $7,297
                                                              ======
LIABILITIES
  Accrued expenses and other liabilities....................  $   19
SHAREHOLDERS' EQUITY........................................   7,278
                                                              ------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $7,297
                                                              ======

                         CONDENSED STATEMENT OF INCOME
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

INCOME, DIVIDENDS FROM SUBSIDIARY...........................  $ 35
EXPENSES
  Accounting and legal......................................    48
  Other.....................................................     4
                                                              ----
     (Loss) before income tax benefits and equity in
      undistributed earnings of subsidiary..................   (17)
INCOME TAX BENEFITS.........................................    10
                                                              ----
     (Loss) before equity in undistributed earnings of
      subsidiary............................................    (7)
     Equity in undistributed earnings of subsidiary.........   241
                                                              ----
     NET INCOME.............................................  $234
                                                              ====

                       GEORGIA-CAROLINA BANCSHARES, INC.

                       CONDENSED STATEMENT OF CASH FLOWS
                               DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  234
  Adjustments to reconcile net income to net cash used in
     operating activities
     Equity in undistributed earnings of subsidiary.........    (241)
     Deferred income tax....................................     (10)
                                                              ------
          Total adjustments.................................    (251)
                                                              ------
          Net cash used in operating activities.............     (17)
                                                              ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes payable.............................      18
                                                              ------
          Net cash provided by financing activities.........      18
                                                              ------
Net increase in cash........................................       1
Cash at beginning of year...................................      --
                                                              ------
Cash at end of year.........................................  $    1
                                                              ======
NONCASH INVESTING AND FINANCING ACTIVITIES
  Equity of subsidiary at formation of holding company......  $6,990
                                                              ======

NOTE 15 -- ISSUANCE OF COMMON STOCK

     During February 1998, the Company commenced a "best efforts" public offering (the "Best Efforts Offering") of a minimum of 518,519 shares and a maximum of 740,741 shares of its common stock. The 740,741 shares in the Best Efforts Offering were registered pursuant to a Registration Statement on Form SB-2. The shares in the Best Efforts Offering were offered by certain directors and executive officers of the Company.

     During August 1998, the Company determined to restructure the plan of distribution after an underwriting firm advised the Company that it would underwrite the sale of up to 740,000 shares of the common stock on a firm commitment basis (the "Firm Commitment Offering"). Accordingly, the Company filed a second Registration Statement on Form SB-2, which included a Prospectus that was amended from the Prospectus contained in the Company's Registration Statement relating to the Best Efforts Offering. During October 1998, the underwriting firm informed the Company that it could not complete the Firm Commitment Offering. Based on such conditions and discussions with the Securities and Exchange Commission, the Company determined not to proceed with either the Firm Commitment Offering or the Best Efforts Offering. Accordingly, all subscription funds tendered were returned.

     The Company is presently considering an "any and all" best efforts type of offering.

                                   APPENDIX A

                       GEORGIA-CAROLINA BANCSHARES, INC.
                             SUBSCRIPTION AGREEMENT

To:  Georgia-Carolina Bancshares, Inc.
     P.O. Box 1560
     Thomson, Georgia 30824

Gentlemen:

     You have informed me that Georgia-Carolina Bancshares, Inc., a Georgia corporation (the "Company"), is offering up to 740,741 shares of its $.001 par value common stock (the "Common Stock") at a price of $13.50 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the "Prospectus"). In addition, you have informed me that the minimum subscription is 100 shares.

     1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to "Georgia-Carolina Bancshares, Inc." or any other consideration satisfactory to the Company, representing the payment of $13.50 per share for the number of shares of the Common Stock indicated below.

     2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. Subscriptions not rejected by the Company within this ten day period shall be deemed accepted by the Company. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

     3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he has received a copy of the Prospectus and agrees to be bound by the terms of this Agreement.

     4. REVOCATION. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn by him. Therefore, until the earlier of the expiration of ten business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw his subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, he shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death or disability of the undersigned.

     BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     Please fill in the information requested below, make your check payable to "Georgia-Carolina Bancshares, Inc." and mail the Subscription Agreement, Stock Certificate Registration Instructions and your check to the attention of Patrick
G. Blanchard, President and Chief Executive Officer, Georgia-Carolina Bancshares, Inc., P.O. Box 1560, Thomson, Georgia 30824.

------------------------------------   -----------------------------------------------------
No. of Shares Subscribed               (Signature of Subscriber)

$ ---------------------------------    -----------------------------------------------------
Funds Tendered ($13.50                 Name (Please Print or Type)
per share subscribed)

                                       Date: -----------------------------------------------
                                       Phone Number:

                                       -------------------------------------------- (Home)

                                       -------------------------------------------- (Office)

                                       Residence Address:
                                       -----------------------------------------------------
                                       -----------------------------------------------------
                                       -----------------------------------------------------
                                       City, State and Zip Code

                                       -----------------------------------------------------
                                       Social Security Number or other
                                       Taxpayer Identification Number

                  STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

--------------------------------------------------------------------------------
Name

--------------------------------------------------------------------------------
Additional Name if Tenant in Common or Joint Tenant

Mailing Address:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Social Security Number or other Taxpayer Identification Number
------------------------

Number of Shares to be registered in above name(s):
------------------------

Legal form of ownership:

                                               ------ Joint Tenants with Rights of
                                               Survivorship
------ Individual
                                               ------ Uniform Gift to Minors
------ Tenants in Common
------ Other ---------------

                               FORM OF ACCEPTANCE

                                          Georgia-Carolina Bancshares, Inc.
                                          P.O. Box 1560
                                          Thomson, Georgia 30824

To:

Dear Subscriber:

     Georgia-Carolina Bancshares, Inc. (the "Company") acknowledges receipt of
your subscription for                shares of its $.001 par value Common Stock
and your check for $          .

     The Company hereby accepts your subscription for the purchase of shares of its Common Stock, at $13.50 per share, for an aggregate
of $          , effective as of the date of this letter.

     Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as practicable.

     If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

                                          Very Truly Yours,

                                          GEORGIA-CAROLINA BANCSHARES, INC.

                                          By:

                                            ------------------------------------
                                            Patrick G. Blanchard
                                            President and Chief Executive
                                              Officer

------------------------------------------------------
------------------------------------------------------

  YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMPANY IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     4
Terms of the Offering.................     9
Use of Proceeds.......................    10
Dividend Policy.......................    10
Selected Consolidated Financial
  Data................................    11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    12
Business..............................    25
Supervision and Regulation............    31
Management............................    36
Certain Transactions..................    41
Security Ownership of Management and
  Certain Beneficial Owners...........    42
Description of Capital Stock..........    43
Legal Matters.........................    45
Experts...............................    45
Available Information.................    45
Index to Financial Statements.........   F-1
Appendix A -- Subscription
  Materials...........................   A-1

                             ---------------------
  Until March 6, 1999 (40 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 740,741 SHARES

                    (GEORGIA CAROLINA BANCSHARES, INC. LOGO)
                                  COMMON STOCK
                               ------------------
                                   PROSPECTUS
                               ------------------
                                January 25, 1999
------------------------------------------------------
------------------------------------------------------